                                                                   EXHIBIT 10.1


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                              SEPARATION AGREEMENT
                                  DATED AS OF
                                AUGUST 17, 1999,
                                     AMONG
                              OLSTEN CORPORATION,
                                 AARONCO CORP.
                                      AND
                                   ADECCO SA

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                               TABLE OF CONTENTS


                                                                                PAGE
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                                      ARTICLE I

                                     DEFINITIONS

Section 1.01.   Definitions.................................................      1

                                      ARTICLE II

                    TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

Section 2.01.   Transfer of Assets..........................................      5
Section 2.02.   Consideration for Transferred Assets........................      6
Section 2.03.   Assignment and Assumption of Liabilities....................      6
Section 2.04.   Delayed Assets and Liabilities..............................      6
Section 2.05.   Representations or Warranties; Disclaimers..................      7
Section 2.06.   Final Determination of Assets and Liabilities...............      8
Section 2.07.   Closing; Conveyancing and Stock Assumption Instruments......      9
Section 2.08.   Cash Allocation.............................................      9
Section 2.09.   True-Up Net Debt; Intercompany Balance......................     10

                                     ARTICLE III

                                    THE SPLIT-OFF

Section 3.01.   Cooperation Prior to the Split-Off..........................     10
Section 3.02.   Conduct of Health Services Business Pending Split-Off.......     11
Section 3.03.   Consummation of the Split-Off...............................     11

                                      ARTICLE IV

                                   INDEMNIFICATION

Section 4.01.   OHS Indemnification of Olsten...............................     11
Section 4.02.   Olsten Indemnification of OHS...............................     11
Section 4.03.   Notice and Payment of Claims................................     11
Section 4.04.   Notice and Defense of Third-Party Claims....................     12
Section 4.05.   Insurance Proceeds..........................................     13
Section 4.06.   Contribution................................................     13
Section 4.07.   Subrogation.................................................     13
Section 4.08.   Third-Party Beneficiaries...................................     14
Section 4.09.   Remedies Cumulative.........................................     14
Section 4.10.   Survival of Indemnities.....................................     14
Section 4.11.   After-Tax Indemnification Payments..........................     14

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                                      ARTICLE V

                              CERTAIN ADDITIONAL MATTERS

Section 5.01.   Ancillary Agreements........................................     14
Section 5.02.   OHS Officers and Board of Directors.........................     14
Section 5.03.   OHS Certificate of Incorporation and By-laws................     14
Section 5.04.   Credit Agreement............................................     14
Section 5.05.   Sales and Transfer Taxes....................................     14
Section 5.06.   Use of Names................................................     15
Section 5.07.   Mail........................................................     15
Section 5.08.   Transition Services.........................................     16
Section 5.09.   Leases of Real Property.....................................     16
Section 5.10.   Plea Agreements.............................................     17
Section 5.11.   Insurance Policies and Claims Administration................     17
Section 5.12.   Financial Covenants.........................................     19
Section 5.13.   Tax Refund Escrow Account...................................     20
Section 5.14.   Worker's Compensation Letters of Credit.....................     21

                                      ARTICLE VI

                           RECORDS AND INFORMATION; ACCESS

Section 6.01.   Corporate Records...........................................     21
Section 6.02.   Access to Information.......................................     21
Section 6.03.   Access to Employees.........................................     21
Section 6.04.   Reimbursement...............................................     21
Section 6.05.   Confidentiality.............................................     21

                                     ARTICLE VII

                                    MISCELLANEOUS

Section 7.01.   Termination.................................................     22
Section 7.02.   Amendment...................................................     22
Section 7.03.   Waiver of Compliance; Consents..............................     22
Section 7.04.   Expenses....................................................     22
Section 7.05.   Notices.....................................................     22
Section 7.06.   Counterparts................................................     23
Section 7.07.   Governing Law...............................................     23
Section 7.08.   Entire Agreement............................................     23
Section 7.09.   Assignment; No Third Party Beneficiaries....................     24
Section 7.10.   Ancillary Agreements........................................     24
Section 7.11.   Tax Sharing Agreement.......................................     24
Section 7.12.   Further Assurances and Consents.............................     24
Section 7.13.   Exhibits and Schedules......................................     24
Section 7.14.   Legal Enforceability........................................     24
Section 7.15.   Dispute Resolution..........................................     24
Section 7.16.   Titles and Headings.........................................     25
Section 7.17.   Survival of Representations and Agreements..................     26

Exhibit A           --         Form of Employee Benefits Allocation Agreement
Exhibit B           --         Form of Tax Sharing Agreement

Schedule 1          --         Health Subsidiaries
Schedule 2          --         Governmental Settlement Agreements
Schedule 3          --         OHS Names
Schedule 4          --         Olsten Names
Schedule 5          --         Balance Sheets
Schedule 6          --         Consents
Schedule 7          --         Shared Leased Property
Schedule 8          --         Licensed Olsten Names
Schedule 9          --         Board Composition
Schedule 10         --         Transition Team

                              SEPARATION AGREEMENT

    SEPARATION AGREEMENT ("Agreement") dated as of August 17, 1999 by and among Olsten Corporation, a Delaware corporation ("Olsten"), Aaronco Corp., a newly formed Delaware corporation and a wholly-owned subsidiary of Olsten ("OHS"), and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco").

                                    RECITALS

    WHEREAS, Olsten currently conducts the Staffing Services Business, the Information Technology Services Business and the Health Services Business (each as defined below) and conducts certain related operations.

    WHEREAS, the Staffing Services Business and the Information Technology Services Business are conducted through Olsten and certain of its subsidiaries (together with any other subsidiary of Olsten formed after the date hereof for purposes of conducting the Staffing Services Business and the Information Technology Services Business) other than the Health Subsidiaries (as defined below) (the "Retained Subsidiaries") and the Health Services Business is conducted through Olsten and the subsidiaries listed on Schedule 1 hereto, together with any other subsidiary of Olsten formed after the date hereof for purposes of conducting the Health Services Business (the "Health Subsidiaries").

    WHEREAS, Olsten, Adecco and Staffing Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Adecco ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of August 17, 1999 (the "Merger Agreement"), pursuant to which, at the Effective Time (as defined below), Merger Sub will merge with and into Olsten, with Olsten being the surviving corporation (the "Merger").

    WHEREAS, prior to the Effective Time, and subject to the terms and conditions set forth in this Agreement, Olsten will transfer to OHS assets related to the Health Services Business, and OHS will assume the liabilities related thereto, as provided in this Agreement and the Ancillary Agreements (as defined below).

    WHEREAS, the Board of Directors of Olsten has determined that it is in the best interest of Olsten and the stockholders of Olsten to split-off (the "Split-Off") to the holders of Olsten Common Stock (as defined below) all of the outstanding shares of OHS Common Stock (as defined below) in consideration for the redemption of a portion of their shares of Olsten Common Stock.

    WHEREAS, the parties have determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Split-Off and to set forth other agreements that will govern certain other matters following the Split-Off.

    NOW, THEREFORE, in consideration of the foregoing premises and the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

    Section 1.01. DEFINITIONS. As used herein, the following terms have the following meaning:

    "AAA Rules" has the meaning specified in Section 7.15.

    "Action" means any claim, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or regulatory or administrative agency or commission or any other tribunal.

    "Adecco" has the meaning specified in the introduction to this Agreement.

    "Adecco Registration Statement" means the registration statement on Form F-4 filed by Adecco with the Commission to effect the registration by Adecco of the Stock Consideration, as such registration statement may be amended from time to time.

    "Affiliate" of any specified person means any other person that, directly or indirectly, controls, is controlled by or is under direct or indirect common control with such specified person.

    "Agreement" has the meaning specified in the introduction to this Agreement.

    "Ancillary Agreements" means the Employee Benefits Allocation Agreement and the Tax Sharing Agreement.

    "Assets" means all properties, rights, contracts, leases and claims of every kind and description, wherever located, whether tangible or intangible, and whether real, personal or mixed.

    "Assumed OHS Liabilities" has the meaning specified in Section 2.03.

    "Balance Sheet" has the meaning specified in Section 2.01.

    "Closing" has the meaning specified in Section 2.07.

    "Closing Date" has the meaning specified in Section 2.07.

    "Closing Intercompany Balance" means the balance outstanding in the New Intercompany Account on the Closing Date.

    "Commission" means the Securities and Exchange Commission.

    "Consulting Agreements" means the Separation, Consulting and Non-Competition Agreements dated as of August 17, 1999 by and among Adecco, Olsten and each of Edward A. Blechschmidt, Stuart Olsten, William P. Costantini and Anthony Puglisi and the Separation, Consulting and Non-Competition Agreement dated as of August 17, 1999 by and between Olsten and Maureen McGurl.

    "Covered Claims" means those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively rated premium adjustments.

    "Delayed Asset" has the meaning specified in Section 2.04.

    "Delayed Liabilities" has the meaning specified in Section 2.04.

    "Demand" has the meaning specified in Section 7.15.

    "Disputes" has the meaning specified in Section 7.15.

    "Dissenting Shares" has the meaning specified in the Merger Agreement.

    "Effective Time" has the meaning specified in the Merger Agreement.

    "Employee Benefits Allocation Agreement" means the agreement to be entered into between Olsten and OHS, before the Effective Time, providing for certain matters relating to the allocation of employee benefits, the treatment of employee stock options and other employee matters, in substantially the form set forth as Exhibit A.

    "Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Exchange Agent" has the meaning specified in the Merger Agreement.

    "Existing Credit Agreement" means the Credit Agreement, dated August 9, 1996, as amended from time to time to the date hereof, among Olsten, each of the Banks named therein and The Chase Manhattan Bank, as agent for the Banks.

    "Governmental Authority" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission.

    "Governmental Settlement Agreements" means all compromise, settlement or plea agreements listed on Schedule 2 and all compromise, settlement or plea agreements between Olsten or any of its subsidiaries and any Governmental Authority relating to the conduct of the Health Services Business.

    "Governmental Settlement Agreement Liabilities" means all Liabilities of Olsten and its subsidiaries pursuant to or in connection with the Governmental Settlement Agreements.

    "Health Services Business" means the health care business of Olsten and the Health Subsidiaries conducted in the United States and Canada whereby Olsten and the Health Subsidiaries provide, directly or under arrangement with third parties, through licensed and unlicensed health care personnel, services, including: (i) skilled nursing; education; home health aide and personal services; pediatric and perinatal care; physical, occupational, neurological and speech therapies; administration of drugs and disease management programs; institutional, occupational and alternate site staffing; and marketing, distribution and staffing solutions for pharmaceutical, biotechnology and medical device firms; (ii) acute and chronic infusion therapy; and
(iii) network services, including care management and coordination services, such as centralized intake and billing, claims adjudication, quality assurance and data reporting and analysis, for managed care customers and self-insured employers.

    "Health Services Business Policies" means all Policies which are owned or maintained by or on behalf of Olsten and/or any of its subsidiaries or their respective predecessors pursuant to which the Health Subsidiaries and/or their officers, directors or agents are eligible for coverage and Olsten and the Retained Subsidiaries and their officers, directors and agents are not eligible for coverage.

    "Health Subsidiaries" has the meaning specified in the second recital of this Agreement.

    "Indemnifiable Losses" has the meaning specified in Section 4.01.

    "Indemnified Party" has the meaning specified in Section 4.03.

    "Indemnifying Party" has the meaning specified in Section 4.03.

    "Information Technology Services Business" means the business whereby Olsten and its subsidiaries provide information technology consultants on either a project management or consulting basis to assist clients in the design, development and maintenance of computer systems.

    "Insurance Charges" has the meaning specified in Section 5.11(e)(ii).

    "Insurance Proceeds" means those monies (i) received by an insured from an insurance carrier or (ii) by an insurance carrier on behalf of an insured.

    "Intercompany Loan Balance" means (i) at July 4, 1999, the intercompany loan balance reflected on the Balance Sheet and (ii) at the Closing Date, an amount computed on a basis and using practices consistent with the Intercompany Loan Balance at July 4, 1999.

    "Liabilities" means any and all claims, debts, liabilities, license fees, franchise fees, losses, penalties, deficiencies, litigation proceedings, levies, duties, assessments, attorneys' fees, charges, allegations, demands, damages, judgments and obligations, absolute or contingent, matured or not matured, liquidated or unliquidated, accrued or not accrued, known or unknown, whenever arising, and whether or not the same would properly be reflected on a balance sheet, including all costs and expenses relating thereto including, without limitation, under any law, rule, regulation, action, order or consent decree of any Governmental Authority or any award of any arbitrator of any kind, and those arising under any contract, commitment or undertaking.

    "Licensed Olsten Names" has the meaning specified in Section 5.06(a).

    "Merger" has the meaning specified in the third recital to this Agreement.

    "Merger Agreement" has the meaning specified in the third recital to this Agreement.

    "Merger Sub" has the meaning specified in the third recital to this Agreement.

    "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

    "Net Debt" as of the True-Up Date means as of such date the sum of
(i) indebtedness for borrowed money, (ii) the deferred purchase price of property and (iii) up to a maximum of $10 million of transaction fees related to the transactions contemplated by the Merger Agreement and this Agreement LESS cash on hand; PROVIDED, HOWEVER, that cash on hand shall not include any cash amount in the Tax Refund Escrow Account.

    "Net Operating Loss Refund Claim" means a claim for a tax refund of the Olsten affiliated group filed on federal form 1139, Corporate Application for Tentative Refund or federal form 1120X, Amended Corporation Income Tax Return or an equivalent state or local tax form with respect to a net operating loss of the Olsten affiliated group.

    "New Intercompany Account" has the meaning specified in Section 2.09.

    "OHS" has the meaning specified in the introduction to this Agreement.

    "OHS Common Stock" means the shares of common stock, par value $.01 per share, of OHS or any other shares or classes of capital stock of OHS that may be created hereafter.

    "OHS Employee" has the meaning set forth in the Employee Benefits Allocation Agreement.

    "OHS Indemnitees" has the meaning specified in Section 4.02.

    "OHS Liabilities" means all of (i) the Liabilities of OHS under this Agreement and the Employee Benefits Allocation Agreement that may arise hereunder or thereunder, (ii) the Assumed OHS Liabilities, (iii) the Liabilities of OHS, the Health Services Business and the Health Subsidiaries arising after the Closing Date and (iv) the Liabilities of Olsten under Section 7 of the Consulting Agreements.

    "OHS Names" means the names listed on Schedule 3.

    "OHS Proprietary Name Rights" has the meaning specified in Section 5.06.

    "OHS Registration Statement" means the registration statement on Form S-4 filed by OHS with the Commission to effect the registration of the OHS Common Stock to be issued as the Split-Off Consideration pursuant to the Securities Act, as such registration statement may be amended from time to time.

    "Olsten" has the meaning specified in the introduction to this Agreement.

    "Olsten Common Stock" means, collectively, the outstanding shares of common stock, par value $.10 per share, and the Class B common stock, par value $.10 per share, of Olsten.

    "Olsten Indemnitees" has the meaning specified in Section 4.01.

    "Olsten Liabilities" means all of the Liabilities of Olsten under this Agreement and that may arise under this Agreement, and the Liabilities of Olsten, whether arising before, on or after the Closing Date, but not including
(i) the Assumed OHS Liabilities and (ii) the Liabilities of OHS, the Health Services Business and the Health Subsidiaries arising after the Closing Date.

    "Olsten Names" means the names listed on Schedule 4.

    "Olsten Proprietary Name Rights" has the meaning specified in Section 5.06.

    "Olsten Proxy Statement" means the proxy statement in the form sent to each holder of Olsten Common Stock in connection with the Merger and the Split-Off.

    "Panel" has the meaning specified in Section 7.15.

    "Party" has the meaning specified in Section 7.15.

    "Person" has the meaning specified in Section 7.16.

    "Policies" or "Policy" means insurance policies and insurance contracts of any kind as in effect as of the date hereof, including, without limitation, primary, excess and umbrella, comprehensive general liability, automobile, workers' compensation, employee dishonesty, property and crime insurance policies and self-insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

    "Quantum Debt" means the 4 3/4% Convertible Subordinated Debentures due 2000 of Quantum Health Resources, Inc.

    "Representatives" has the meaning specified in Section 7.15.

    "Retained Assets" means all Assets of Olsten and its subsidiaries (including the Tax Refund Escrow Account), other than the Transferred OHS Assets.

    "Retained Businesses" means any business conducted by Olsten now or in the future other than the Health Services Business.

    "Retained Businesses Policies" means all Policies which are owned or maintained by or on behalf of Olsten and/or any of its subsidiaries or their respective predecessors where Olsten and/or the Retained Subsidiaries and/or their officers, directors or agents are eligible for coverage and the Health Subsidiaries and their officers, directors and agents are not eligible for coverage.

    "Retained Subsidiaries" has the meaning specified in the second recital of this Agreement.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Shared Policies" means Policies where both the Retained Businesses and the Health Services Business are eligible for coverage and/or Policies where the employees, directors or agents of both the Retained Businesses and the Health Services Business are eligible for coverage.

    "Shareholder Liabilities" means all of the liabilities, including, without limitation, the contingent liabilities, arising from the lawsuits captioned IN RE OLSTEN CORPORATION SECURITIES LITIGATION, No. 97 CV 5056 (DRH) (United States District Court for the Eastern District of New York), and RUBIN V. MAY, C.A.
No. 17135NC (Delaware Chancery Court, County of New Castle).

    "Split-Off" has the meaning specified in the sixth recital of this Agreement.

    "Split-Off Consideration" has the meaning specified in the Merger Agreement.

    "Staffing Services Business" means the business of Olsten and its subsidiaries whereby it provides assignment employees in a variety of service areas (other than the Health Services Business), including:

supplemental staffing; evaluation and training for office technology; general office and administrative services; accounting and other financial services; legal, scientific, engineering and technical services, including production technical training; call centers; production/distribution/assembly services; training and pre-employment services; retail services; marketing support and teleservices; manufacturing, construction and industrial services; and managed services for corporations.

    "Stock Consideration" has the meaning specified in the Merger Agreement.

    "subsidiary" has the meaning specified in Section 7.16.

    "Tax" shall have the meaning given to such term in the Tax Sharing
Agreement.

    "Tax Refund Escrow Account" has the meaning specified in Section 5.13.

    "Tax Sharing Agreement" means the agreement to be entered into between Olsten, Adecco and OHS prior to the Effective Time providing for certain tax related matters, in substantially the form set forth as EXHIBIT B.

    "Third-Party Claim" has the meaning specified in Section 4.04.

    "Transition Services" has the meaning specified in Section 5.08.

    "Transition Services Invoice" has the meaning specified in Section 5.08.

    "Transition Services Period" has the meaning specified in Section 5.08.

    "Transaction Taxes" has the meaning specified in Section 5.05.

    "Transferred OHS Assets" has the meaning specified in Section 2.01(a).

    "Transferred Olsten Assets" has the meaning specified in Section 2.01(b).

    "True-Up Date" means the close of business on October 31, 1999.

    "True-Up Intercompany Balance" means the intercompany loan balance on the True-Up Date, computed on a basis and using practices consistent with the Intercompany Loan Balance reflected on the Balance Sheet.

    "US GAAP" means generally accepted accounting principles in the United States, applied on a consistent basis.

                                   ARTICLE II
                 TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

    Section 2.01. TRANSFER OF ASSETS. (a) Prior to the Effective Time, Olsten shall take or shall cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to OHS of all of Olsten's and its subsidiaries' rights, title and interest in all of the Assets and related goodwill, wherever located, relating exclusively to the operation of the Health Services Business, including, without limitation, the assets listed below (collectively, the "Transferred OHS Assets"):

        (i) all assets shown or reflected on the balance sheet of the Health Services Business as at July 4, 1999 attached on Schedule 5 (the "Balance Sheet"), other than such assets as have been disposed of since July 4, 1999 in the ordinary course of business consistent with past practice;

        (ii) Assets relating exclusively to the operation of the Health Services Business that are acquired by any of the Health Subsidiaries in the ordinary course of their business consistent with past practices after July 4, 1999 and prior to the Effective Time;

        (iii) the shares of capital stock of the Health Subsidiaries owned, directly or indirectly, by Olsten and any equity interest owned, directly or indirectly, by any of the Health Subsidiaries as set forth on Schedule 1;

        (iv) all contracts, contract rights, agreements, arrangements or commitments of any kind and all licenses and permits of the Health Subsidiaries that relate exclusively to the Health Services Business, including without limitation, the Governmental Settlement Agreements;

        (v) all real property leases or other interests in real property or rights to use thereof, and all buildings, structures, appurtenances and improvements erected upon, attached to or located thereon of the Health Subsidiaries that relate exclusively to the Health Services Business;

        (vi) the OHS Names and OHS Proprietary Name Rights and other intangible properties and rights that relate exclusively to the Health Services Businesses;

        (vii) all books, records and files of, or relating exclusively to, the Health Services Business; and

        (viii) the Health Services Business Policies.

    (b) Prior to the Effective Time, OHS shall take or shall cause to be taken all actions necessary to cause the transfer, assignment, delivery and conveyance to Olsten or the appropriate Retained Subsidiary of all rights, title and interest of OHS and any Health Subsidiary in the Retained Businesses (the "Transferred Olsten Assets").

    (c) Notwithstanding anything contained in Section 2.01(a) to the contrary, Olsten and the Retained Subsidiaries shall retain and shall not transfer, assign, deliver or convey to OHS or any Health Subsidiary any Retained Assets.

    Section 2.02. CONSIDERATION FOR TRANSFERRED ASSETS. In full consideration for the Transferred OHS Assets, (i) OHS shall issue to Olsten a sufficient number of shares of OHS Common Stock that, together with the shares of OHS Common Stock held by Olsten prior to such date, shall be sufficient to enable Olsten and OHS to perform their obligations under the Merger Agreement and
(ii) OHS shall assume the Assumed OHS Liabilities. In full consideration for the Transferred Olsten Assets, Olsten shall pay, perform and discharge the Olsten Liabilities.

    Section 2.03. ASSIGNMENT AND ASSUMPTION OF LIABILITIES. (a) Prior to the Effective Time, simultaneously with the transfer of Assets pursuant to
Section 2.01, Olsten shall assign to OHS and OHS shall assume and agree to pay, perform and discharge when due all of the Liabilities of the Health Subsidiaries and of the Health Services Business including, without limitation, all Liabilities of Olsten and its subsidiaries arising out of, relating to, associated with or resulting from the operation of the Health Services Business or the ownership, use or possession of the Transferred OHS Assets or other activities in connection therewith, whether arising before, on or after the Closing Date, including without limitation, the Shareholder Liabilities, the Governmental Settlement Agreement Liabilities, the Liabilities reflected on the Balance Sheet and the Quantum Debt (the "Assumed OHS Liabilities").

    (b) Notwithstanding the foregoing, the Assumed OHS Liabilities shall not include (i) any debt of Olsten for money borrowed (including but not limited to any such debt evidenced by a note, debenture or other instrument), and
(ii) except as provided in clause (iv) of the definition of "OHS Liabilities," any claims, losses, damages, demands, costs, expenses or liabilities for any Tax (which shall be governed by the Tax Sharing Agreement and Sections 4.11 and 5.05).

    Section 2.04. DELAYED ASSETS AND LIABILITIES. Nothing herein shall be deemed to require the transfer of any Assets ("Delayed Assets") or the assumption of any Liabilities ("Delayed Liabilities") that by their terms or by operation of law cannot be transferred or assumed; PROVIDED, HOWEVER, that Olsten and OHS and their respective subsidiaries and Affiliates shall cooperate in seeking to obtain any necessary consents or approvals as promptly as possible for the transfer of all Delayed Assets and assignment and assumption of all Delayed Liabilities as contemplated by this Article II and in obtaining the release of Olsten and the Retained Subsidiaries from the Assumed OHS Liabilities and any guaranty or similar obligation of any Assumed OHS Liability and OHS and the Health Subsidiaries from the Olsten Liabilities or any guaranty or similar obligation of any Olsten Liability. In the event that any such transfer of Assets or Liabilities has not been consummated on or prior to the Closing Date, the party retaining such Delayed Asset or Delayed Liability shall thereafter hold such Delayed Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) and retain such Delayed Liability for the account of the party by whom such Delayed Liability is to be assumed pursuant hereto, and take such other actions as may be reasonably required in order to place the parties, insofar as reasonably possible, in the same position as would have existed had such Delayed Asset been transferred or such Delayed Liability been assumed as contemplated hereby including, without limitation, enjoyment of rights to indemnification as if such Delayed Liability had been assumed. As and when any such Delayed Asset or Delayed Liability becomes transferable, such transfer and assumption shall be effected forthwith. In the event Olsten or the Retained Subsidiaries are not released from any Assumed OHS Liabilities or Delayed Liabilities, including the Governmental Settlement Agreement Liabilities, or OHS or the Health Subsidiaries are not released from any Olsten Liabilities, in each case, prior to the Effective Time, each such party shall be entitled to indemnification for all such Liabilities pursuant to
Section 4.01.

    Section 2.05. REPRESENTATIONS OR WARRANTIES; DISCLAIMERS. (a) It is understood and agreed (i) that neither Olsten nor any of the Retained Subsidiaries is representing or warranting in any way as to the value or freedom from encumbrance of, or any other matter concerning, any Transferred OHS Assets, and (ii) that the Transferred OHS Assets are being transferred "as is, where is" and with all faults (provided that the absence of such warranties shall not negate the allocation of liabilities under this Agreement and shall have no effect on any manufacturers, sellers or other third party warranties that are intended to be transferred with such assets). Similarly, it is understood and agreed that neither Adecco, Olsten nor any of the Retained Subsidiaries is, in this Agreement or in any other agreement or document contemplated by this Agreement, representing or warranting to OHS or any OHS Indemnitee in any way that the obtaining of the consents and approvals, the execution and delivery of any amendatory agreements and the making of the filings and applications contemplated by this Agreement shall satisfy the provisions of any or all applicable agreements or the requirements of all applicable laws or judgments.

    (b) OHS represents and warrants that:

        (i) OHS is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted;

        (ii) OHS has full corporate power and authority to execute this Agreement and the Ancillary Agreements to which it will be a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of OHS and, to the extent required, by the stockholder of OHS. This Agreement has been duly executed and delivered by OHS and, assuming due authorization, execution and delivery hereof by Olsten, constitutes a valid and binding agreement of OHS, enforceable against OHS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each of the Ancillary Agreements will be duly executed and delivered by OHS on or prior to the Effective Time and, assuming due authorization, execution and delivery thereof by each other party thereto, will constitute a valid and binding agreement of OHS, enforceable against OHS in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable principles;

        (iii) The execution and delivery by OHS of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby will not contravene, violate, result in a breach of or constitute a default under (x) any provision of applicable law or of the articles of incorporation or by-laws of OHS or any Health Subsidiary or
    (y) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to OHS or any Health Subsidiary or any of their properties or assets, except for such contravention, violations, breaches or defaults that, individually or in the aggregate, would not materially impair OHS's ability to consummate the transactions contemplated hereby or (z) the Governmental Settlement Agreements;

        (iv) No filing or registration with, or permit, authorization, consent or approval of, or notification or disclosure to, any Governmental Authority is required by OHS in connection with the execution and delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby, except (w) in connection with the provisions of the Securities Act and the Exchange Act, (x) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings as may be required under the Blue Sky laws of various states, (y) consents, authorizations, approvals or notifications listed on Schedule 6 and
    (z) such consents, approvals, orders, permits, authorizations, registrations, declarations and filings, the failure of which to obtain would not, individually or in the aggregate, materially impair OHS's ability or Olsten's ability to consummate the transactions contemplated hereby;

        (v) The OHS Common Stock to be issued pursuant to Section 2.02 has been duly authorized and, when so issued, will be fully paid, validly issued and nonassessable and will not have been issued in violation of any preemptive rights;

        (vi) At the Effective Time, neither OHS nor any of the Health Subsidiaries will be a party to any material agreement, arrangement or understanding with Olsten or any of the Retained Subsidiaries other than this Agreement, the Ancillary Agreements and any other agreement entered into in connection with the Split-Off as contemplated by this Agreement; and

        (vii) Each of the Balance Sheet and the balance sheets attached as
    Schedule 5 for the years ended January 4, 1999 and December 28, 1997 fairly present in all material respects the combined financial position of the Health Services Business as of their respective dates, in accordance with US GAAP (subject in the case of interim financial statements, to normal year-end adjustments).

    (c) In addition to the actions specifically provided for elsewhere in this Agreement and except as otherwise expressly set forth in this Agreement, each of the parties hereto shall act in good faith and use its respective reasonable best efforts to take, or cause to be taken, all actions, and, to execute and deliver, or cause to be executed and delivered, such additional documents and instruments, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

    (d) Notwithstanding anything contained herein to the contrary, neither Olsten nor OHS shall, without the prior written consent of Adecco, take any action or inaction in effecting the transactions contemplated hereby if such action or inaction would (i) materially increase the Liabilities of Olsten or the Retained Subsidiaries, (ii) materially impair Olsten's ability to conduct the Retained Businesses, or (iii) materially decrease the value of the Retained Assets.

    Section 2.06. FINAL DETERMINATION OF ASSETS AND LIABILITIES. (a) In case of any dispute arising before the Split-Off, as to the identity or existence of Assets relating to the operation of the Health Services Business and the Retained Businesses or the existence of such a relationship or the transferability thereof, or the allocation of insurance premium refunds, the good faith determination of the Board of Directors of Olsten, together with the consent of Adecco, which consent shall not be unreasonably withheld, if such dispute shall concern Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, if made before the Split-Off, shall be final, conclusive and binding.

    (b) In case of any dispute arising before the Split-Off as to the identity or existence of Liabilities, to be assumed by OHS or as to which OHS is to indemnify Olsten and its subsidiaries, or the identification or other allocation of Liabilities in respect of insurance premium obligations, the good faith determination of the Board of Directors of Olsten, together, in the case of a dispute which concerns Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, with the consent of Adecco, which consent shall not be unreasonably withheld, if made before the Split-Off, shall be final, conclusive and binding.

    Section 2.07. CLOSING; CONVEYANCING AND STOCK ASSUMPTION INSTRUMENTS. (a) The sale, transfer, assignment and delivery of Assets referred to in
Section 2.01 and the assumption of Liabilities referred to in Section 2.03 (the "Closing") shall take place at any time and place as may be designated by the parties hereto, but in no event later than the Effective Time (the "Closing Date").

    (b) At the Closing the parties shall execute or cause to be executed by the appropriate entities conveyancing and assumption instruments, including using their reasonable best efforts to obtain from third-parties appropriate releases and novations, in such forms as the parties shall reasonably agree, including deeds as may be appropriate, the assignment of trademarks and franchise rights, and the assignment and assumption of existing lease agreements. Any transfer of capital stock (including the issuance of OHS Common Stock described in Section 2.02) shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved and, to the extent required by applicable law, by notation on public registries.

    Section 2.08.  CASH ALLOCATION.

    (a) CASH ALLOCATION ON THE CLOSING DATE. The allocation between Olsten and OHS of all domestic and international cash bank balances, short-term investments and outstanding checks and drafts of Olsten and its subsidiaries recorded on the books of Olsten and its subsidiaries shall be in accordance with the following:

        (i) all cash received in, and deposits of cash, checks, drafts or short-term investments made to, depositary accounts as of the close of business on the Closing Date shall be remitted to Olsten, other than cash contained in accounts allocated to OHS pursuant to Section 2.03; and

        (ii) all petty cash of the Health Services Business shall be allocated to OHS on the Closing Date; and

        (iii) all Liabilities for payment of outstanding checks or drafts drawn on or prior to the Closing Date on accounts allocated to OHS pursuant to
    Section 2.03 shall be paid by OHS.

    (b) CASH MANAGEMENT AFTER THE CLOSING DATE. The petty cash, depositary and disbursement accounts of the Health Services Business shall be transferred to OHS on the Closing Date after the allocations are made pursuant to
Section 2.08(a)(i) and (ii). OHS shall establish and maintain a separate cash management system and accounting records with respect to the Health Services Business effective as of 12:01 a.m. New York time on the day following the Effective Time.

    (c) For purposes of this Section 2.08, any disagreement or dispute arising between Olsten and OHS on or prior to the Closing Date shall be resolved by the Board of Directors of Olsten, together, in the case of a dispute which concerns Assets or Liabilities that are material to Olsten and the Retained Subsidiaries, taken as a whole, with the consent of Adecco, which resolution shall be binding and final upon each of the parties hereto and not subject to further review.

    Section 2.09.  TRUE-UP NET DEBT; INTERCOMPANY BALANCE.

    (a) On the True-Up Date, the True-Up Intercompany Balance shall be frozen and thereafter shall not be increased or decreased.

    (b) On the True-Up Date, Olsten shall open a new intercompany account (the "New Intercompany Account") to record intercompany transactions for the period between the True-Up Date and the Closing Date. All entries to the New Intercompany Account shall be made in the ordinary course of business and on a basis consistent with the intercompany loan balance reflected on the Balance Sheet.

    (c) On the True-Up Date, if the Net Debt of Olsten and the Retained Subsidiaries is (i) greater than $750 million, then the New Intercompany Account shall reflect a payable by OHS to Olsten equal to the amount of such excess, or
(ii) less than $750 million, then Olsten shall pay to OHS cash on such date, in an amount equal to such shortfall or (iii) equal to $750 million, then the New Intercompany Account shall open with a zero balance.

    (d) At the Effective Time, (i) the Closing Intercompany Balance shall be settled by OHS or Olsten, as the case may be, delivering to the other a cash payment in an amount equal to the amount owing by such party to the other, if any, together with simple interest at 6% per annum from the True-Up Date to the Effective Time on the average daily balance, and (ii) the True-Up Intercompany Balance shall be contributed to the capital of OHS at the Effective Time.

    (e) On the day following the True-Up Date, OHS shall establish a cash management system for the Health Services Business and related accounts and the Health Services Business shall cease participation in Olsten's cash management system. Between the True-Up Date until the Effective Time, (i) all cash receipts and disbursements of OHS and the Health Services Business shall be made through the Health Services Business cash management system, and (ii) all transfers of cash or other assets (other than to accomplish the transfer of assets pursuant to Section 2.01), or transactions, including management fees and intercompany loans, between the Retained Businesses, on the one hand and the Health Services Business, on the other, shall be reflected in the New Intercompany Account, and
(iii) management fees shall be paid by OHS to Olsten on the same basis as prior to the True-Up Date and shall be prorated to the Effective Time.

                                  ARTICLE III
                                 THE SPLIT-OFF

    Section 3.01. COOPERATION PRIOR TO THE SPLIT-OFF. As promptly as practicable after the date hereof, (a) Olsten and OHS shall prepare, and Olsten shall mail to the holders of Olsten Common Stock, the Olsten Proxy Statement, which sets forth disclosure concerning OHS, the Split-Off, the Merger and other matters. Olsten and OHS shall also prepare, and OHS shall file with the Commission, the OHS Registration Statement, which will include or incorporate by reference the Olsten Proxy Statement. Olsten and OHS shall use their reasonable best efforts to cause the OHS Registration Statement to become effective under the Securities Act.

    (b) Olsten and OHS shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto that are appropriate to reflect the establishment of or amendments to any employee benefit and other plans contemplated by the Employee Benefits Allocation Agreement.

    (c) Olsten and OHS shall take all such action as may be necessary or appropriate under the securities or Blue Sky laws of the states or other political subdivisions of the United States in connection with the transactions contemplated by this Agreement.

    (d) OHS will prepare and file a preliminary listing application and will pursue the approval of the application to permit listing or quotation of the OHS Common Stock on a national securities exchange or NASDAQ, as determined by Olsten.

    Section 3.02. CONDUCT OF HEALTH SERVICES BUSINESS PENDING SPLIT-OFF. Prior to the Split-Off:

        (a) The Health Services Business, including, but not limited to, the administration of accounts payable and accounts receivable, will be conducted in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable laws, rules and regulations of any Governmental Authority.

        (b) OHS shall have no operations or conduct any business except in preparation for the consummation of the transactions contemplated by this Agreement.

    Section 3.03. CONSUMMATION OF THE SPLIT-OFF. The Split-Off shall be consummated at the Effective Time in accordance with the terms of the Merger Agreement. Olsten agrees to provide all certificates for shares of OHS Common Stock that the Exchange Agent shall require in order to effect the Split-Off.

                                   ARTICLE IV
                                INDEMNIFICATION

    Section 4.01. OHS INDEMNIFICATION OF OLSTEN. Except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, OHS shall indemnify, defend and hold harmless Olsten and its subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "Olsten Indemnitees") from and against any and all damage, loss, liability, deficiency and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any or all such investigations or any and all Actions or threatened Actions) (collectively, "Indemnifiable Losses") incurred or suffered by any of the Olsten Indemnitees and arising out of or related to (i) the OHS Liabilities or the failure of OHS or any of the Health Subsidiaries to pay, perform or otherwise discharge any of the OHS Liabilities; (ii) with respect to information in the Olsten Proxy Statement, the OHS Registration Statement or the Adecco Registration Statement related to the Health Services Business, OHS or any of the Health Subsidiaries or the Split-Off, any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state therein or necessary to make the statements therein in light of the circumstances under which they were made, not misleading; (iii) any misrepresentation or breach of any warranty in this Agreement made by OHS;
(iv) any breach of any agreement or covenant under this Agreement made by OHS;
(v) liabilities resulting from any holder of Olsten Common Stock exercising appraisal rights under the Delaware General Corporation Law with respect to the value of the Split-Off Consideration; and (vi) any cash paid to stockholders of Olsten in lieu of fractional shares of OHS.

    Section 4.02. OLSTEN INDEMNIFICATION OF OHS. Except as otherwise expressly provided in any of the Ancillary Agreements, from and after the Closing Date, Olsten shall indemnify, defend and hold harmless OHS and the Health Subsidiaries, and each of their respective directors, officers, employees, agents and Affiliates and each of the heirs, executors, successors and assigns of any of the foregoing (the "OHS Indemnitees") from and against any and all Indemnifiable Losses incurred or suffered by any of the OHS Indemnitees and arising out of or related to (i) the Olsten Liabilities or the failure of Olsten or any of its subsidiaries to pay, perform or otherwise discharge any of the Olsten Liabilities or (ii) any breach of any agreement or covenant under this Agreement made by Olsten after the Closing Date.

    Section 4.03. NOTICE AND PAYMENT OF CLAIMS. If any Olsten Indemnitee or OHS Indemnitee (the "Indemnified Party") determines that it is or may be entitled to indemnification by OHS or Olsten, as the case may be (the "Indemnifying Party"), under this Article IV (other than in connection with any Action subject to Section 4.04), the Indemnified Party shall deliver to the Indemnifying Party a written notice specifying, to the extent reasonably practicable, the basis for its claim for indemnification and the amount for which the Indemnified Party reasonably believes it is entitled to be Indemnified. After the Indemnifying Party shall have been notified of the amount for which the Indemnified Party seeks indemnification, the Indemnifying Party shall, within 15 days after receipt of such notice, either (i) pay the Indemnified Party such amount in cash or other immediately available funds (or reach agreement with the Indemnified Party as to a mutually agreeable alternative payment schedule) or (ii) object to the claim for indemnification or the amount thereof by giving the Indemnified Party written notice setting forth the grounds therefor. Any objection shall be resolved in accordance with
Section 7.15. If the Indemnifying Party does not give such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such claim and the Indemnified Party may exercise any and all of its rights under applicable law to collect such amount.

    Section 4.04. NOTICE AND DEFENSE OF THIRD-PARTY CLAIMS. (a) Promptly following the earlier of (a) receipt of written notice of the commencement by a third party of any Action against or otherwise involving any Indemnified Party, or (b) receipt of written information from a third party alleging the existence of a claim against an Indemnified Party, in either case, with respect to which indemnification may be sought pursuant to this Agreement (a "Third-Party Claim"), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure of the Indemnified Party to give notice as provided in this Section 4.04 shall not relieve the Indemnifying Party of its obligations under this agreement, except to the extent that the Indemnifying Party is prejudiced by such failure to give notice. Such notice shall describe the Third-Party Claim in reasonable detail and shall indicate the amount of the Indemnifiable Loss that has been or will be sustained by the Indemnified Party.

    (b) Within 30 days after receipt of such notice, the Indemnifying Party may, by giving written notice thereof to the Indemnified Party, (i) acknowledge liability for and at its option elect to assume the defense of such Third-Party Claim at its sole cost and expense, or (ii) object to the claim of indemnification for such Third-Party Claim setting forth the grounds therefor. Any objection shall be resolved in accordance with Section 7.15. If the Indemnifying Party does not within such 30-day period give the Indemnified Party such notice, the Indemnifying Party shall be deemed to have acknowledged its liability for such Third-Party Claim.

    (c) Any defense of a Third-Party Claim as to which the Indemnifying Party has elected to assume the defense shall be conducted by attorneys employed by the Indemnifying Party and reasonably satisfactory to Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees. The Indemnified Party shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing at the Indemnified Party's sole cost and expense; PROVIDED that if the defendants or parties against which relief is sought in any such claim include both the Indemnifying Party and one or more Indemnified Parties and, in the reasonable judgment of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, a conflict of interest between such Indemnified Parties and such Indemnifying Party exists in respect of such claim, such Indemnified Parties shall have the right to employ one firm of counsel selected by Olsten or OHS, as the case may be, and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel reasonably satisfactory to the Indemnifying Party) shall be paid by such Indemnifying Party.

    (d) If the Indemnifying Party assumes the defense of a Third-Party Claim, the Indemnifying Party may settle or compromise the claim without the prior written consent of the Indemnified Party; PROVIDED that without the prior written consent of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, the Indemnifying Party may not agree to any such settlement unless as a condition to such settlement the Indemnified Party receives a written release from any and all liability relating to such Third-Party Claim and such settlement or compromise does not include any remedy or relief to be applied to or against the Indemnified Party, other than monetary damages for which the Indemnifying Party shall be responsible hereunder.

    (e) If the Indemnifying Party does not assume the defense of a Third-Party Claim for which it has acknowledged liability for indemnification under this
Article IV, Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees may pursue the defense of such Third-Party Claim and choose one firm of counsel in connection therewith. The Indemnifying Party is required to reimburse Olsten or OHS, as the case may be, on a current basis for its reasonable expenses of investigation, reasonable attorney's fees and reasonable out-of-pocket expenses incurred by Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees in defending against such Third-Party Claim and the Indemnifying Party shall be bound by the result obtained with respect thereto; PROVIDED that the Indemnifying Party shall not be liable for any settlement effected without the consent of Olsten in the case of Olsten Indemnitees and OHS in the case of OHS Indemnitees, which consent shall not be unreasonably withheld.

    (f) The Indemnifying Party shall pay to the Indemnified Party in cash the amount for which the Indemnified Party is entitled to be indemnified (if any) within 15 days after the final resolution of such Third-Party Claim (whether by the final nonappealable judgment of a court of competent jurisdiction or otherwise) or, in the case of any Third-Party Claim as to which the Indemnifying Party has not acknowledged liability, within 15 days after such Indemnifying Party's objection has been resolved pursuant to Section 7.15.

    Section 4.05. INSURANCE PROCEEDS. The amount that any Indemnifying Party is or may be required to pay to any Indemnified Party pursuant to this
Article IV shall be reduced (including, without limitation, retroactively) by any insurance proceeds or other amounts actually recovered by or on behalf of such Indemnified Parties in reduction of the related Indemnifiable Loss. If an Indemnified Party shall have received the payment required by this Agreement from an Indemnifying Party in respect of an Indemnifiable Loss and shall subsequently actually receive insurance proceeds, or other amounts in respect of such Indemnifiable Loss as specified above, then such Indemnified Party shall pay to such Indemnifying Party a sum equal to the amount of such insurance proceeds or other amounts actually received after deducting therefrom all of the Indemnified Party's costs and expenses associated with the recovery of any such amount.

    Section 4.06.  CONTRIBUTION.  If the indemnification provided for in this
Article IV is unavailable to an Indemnified Party in respect of any Indemnifiable Loss arising out of or related to information about OHS, the Health Subsidiaries or the Health Services Business contained in or omitted from the OHS Registration Statement, the Adecco Registration Statement or the Olsten Proxy Statement, then OHS, in lieu of indemnifying the Olsten Indemnitees, shall contribute to the amount paid or payable by the Olsten Indemnitees as a result of such Indemnifiable Loss in such proportion as is appropriate to reflect the relative fault of OHS, on the one hand, and Olsten, on the other hand, in connection with the statements or omissions that resulted in such Indemnifiable Loss. The relative fault of the OHS Indemnitees on the one hand and of the Olsten Indemnitees on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information concerning OHS on the one hand or Olsten on the other hand.

    Section 4.07. SUBROGATION. In the event of payment by an Indemnifying Party to any Indemnified Party in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnified Party as to any events or circumstances in respect of which such Indemnified Party may have any right or claim relating to such Third-Party Claim. Such Indemnified Party shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

    Section 4.08. THIRD-PARTY BENEFICIARIES. This Article IV shall inure to the benefit of, and be enforceable by, Olsten, OHS and Adecco and their respective successors and permitted assigns. The indemnification provided for by this Article IV shall not inure to the benefit of any other third party or parties and shall not relieve any insurer who would otherwise be obligated to pay any claim of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, provide any subrogation rights with respect thereto and each Party agrees to waive such rights against the other to the fullest extent permitted.

    Section 4.09.  REMEDIES CUMULATIVE.  The remedies provided in this
Article IV shall be cumulative and shall not preclude assertion by any Indemnified Party of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

    Section 4.10. SURVIVAL OF INDEMNITIES. The obligations of each of Olsten and OHS under this Article IV shall survive the sale or other transfer by it of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of the other related to such Assets, businesses or Liabilities.

    Section 4.11. AFTER-TAX INDEMNIFICATION PAYMENTS. Except as otherwise expressly provided herein or in an Ancillary Agreement, any indemnification payment made by any Indemnifying Party under this Article IV shall be computed by taking into account the value of any and all applicable deductions, losses, credits, offsets or other items for Federal, state or other tax purposes attributable to the payment of the indemnified liability by the Indemnified Party and any Tax incurred by the Indemnified Party attributable to receipt of the indemnification payment.

                                   ARTICLE V
                           CERTAIN ADDITIONAL MATTERS

    Section 5.01. ANCILLARY AGREEMENTS. Prior to the Effective Time, Olsten and OHS shall execute and deliver the Ancillary Agreements.

    Section 5.02. OHS OFFICERS AND BOARD OF DIRECTORS. Prior to the Effective Time, Olsten shall take, and shall cause OHS to take, all actions necessary to appoint as officers and directors of OHS those persons named in the OHS Registration Statement to constitute the officers and directors of OHS on the Closing Date. The Board of Directors of OHS shall be determined as set forth on
Schedule 9.

    Section 5.03. OHS CERTIFICATE OF INCORPORATION AND BY-LAWS. Prior to the Effective Time, Olsten shall take all action necessary to cause the certificate of incorporation and by-laws of OHS to be amended and restated substantially in the form attached as an exhibit to the OHS Registration Statement at the time it is declared effective.

    Section 5.04. CREDIT AGREEMENT. Prior to the Effective Time, Olsten shall take all necessary action to amend or replace its Existing Credit Agreement so as to release Quantum Health Resources, Inc. from any liability or obligation with respect thereto from and after the Closing Date.

    Section 5.05. SALES AND TRANSFER TAXES. Olsten and OHS agree to cooperate to determine the amount of sales or other transfer Taxes (including, without limitation, all real estate, patent, copyright and trademark transfer Taxes and recording fees) payable in connection with the transactions contemplated by this Agreement, but excluding any income or franchise Taxes or other Taxes imposed on or measured by income (the "Transaction Taxes"); provided, that Olsten shall be responsible for any Transaction Taxes payable in connection with the Merger. Olsten agrees to file promptly and timely the returns for such Transaction Taxes with the appropriate taxing authorities and remit payment of the Transaction Taxes and OHS will join in the execution of any such tax returns or other documentation. Payment of all Transaction Taxes, other than Transaction Taxes paid in connection with the Merger, shall be the responsibility of OHS and shall be reimbursed to Olsten by OHS promptly upon request by Olsten.

    Section 5.06. USE OF NAMES. (a) Following the Effective Time, OHS and the Health Subsidiaries shall have the sole and exclusive ownership of and right to use, as between Olsten and each of the Retained Subsidiaries, on the one hand, and OHS and the Health Subsidiaries, on the other hand, the OHS Names, and each of the trade marks, trade names, service marks and other proprietary rights exclusively related to such OHS Names and any trade marks, trade names, service marks or other proprietary rights mutually agreed among the parties prior to the Effective Time (the "OHS Proprietary Name Rights"). Following the Effective Time, Olsten and each of the Retained Subsidiaries shall have the sole and exclusive ownership of and right to use, as between OHS and the Health Subsidiaries, on the one hand, and Olsten and each of the Retained Subsidiaries, on the other hand, the Olsten Names, and trade marks, trade names, service marks and other proprietary rights related to such Olsten Names other than the OHS Proprietary Name Rights and any trade marks, trade names, service marks or other proprietary rights mutually agreed among the parties prior to the Effective Time (the "Olsten Proprietary Name Rights"). Notwithstanding the foregoing, with respect to the Olsten Names and Olsten Proprietary Name Rights which are listed on Schedule 8 (the "Licensed Olsten Names"), Olsten hereby grants to OHS and each of the Health Subsidiaries, a royalty-free license in order for OHS and the Health Subsidiaries to continue to use the Licensed Olsten Names and have the full privileges of a licensee with respect to the Licensed Olsten Names for a period of one year following the Effective Time.

    (b) Following the Effective Time, (x) OHS shall, and shall cause its subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the Olsten Names or any of the Olsten Proprietary Name Rights, and (y) Olsten shall, and shall cause its subsidiaries and other Affiliates to, take all action reasonably necessary to cease using, and change as soon as commercially practicable (including by amending any charter documents), any corporate or other names which are the same as or confusingly similar to any of the OHS Names or any of the OHS Proprietary Name Rights.

    (c) The license granted pursuant to Section 5.06(a) shall include the right to use existing brochures, stationery, labeling, supplies, advertising materials, office materials and any similar materials bearing any Licensed Olsten Names until the earlier of (i) the termination of the license, and
(ii) the date such existing materials are exhausted and Olsten and the Retained Subsidiaries shall have the right to use existing brochures, stationery, labeling, supplies, advertising materials, office materials and any similar materials bearing any OHS Names until the earlier of (i) one year after the Effective Time and (ii) the date such existing materials are exhausted; PROVIDED that each such Party shall use their reasonable best efforts to (a) replace such materials with materials that do not use the other's names as promptly as practicable and (b) to the extent commercially practicable, indicate by sticker affixed to such materials that the name being used is being used under temporary limited license from the other party who is the owner or licensor of such name.

    Section 5.07. MAIL. After the Closing Date, each of Olsten and OHS may receive mail, telegrams, packages and other communications properly belonging to the other. Accordingly, at all times after the Effective Time, each of Olsten and OHS authorizes the other to receive and open all mail, telegrams, packages and other communications received by it and not unambiguously intended for the other party or any of the other party's officers or directors specifically in their capacities as such, and to retain the same to the extent that they relate to the business of the receiving party or, to the extent that they do not relate to the business of the receiving party and do relate to the business of the other party, or to the extent that they relate to both businesses, the receiving party shall promptly contact the other party by telephone for delivery instructions and such mail, telegrams, packages or other communications (or, in case the same relate to both businesses, copies thereof) shall promptly be forwarded to the other party in accordance with its delivery instructions. The foregoing provisions of this Section 5.07 shall constitute full authorization to the postal authorities, all telegraph and courier companies and all other persons to make deliveries to Olsten or OHS, as the case may be, addressed to either of them or to any of their officers or directors specifically in their capacities as such. The provisions of this Section 5.07 are not intended to and shall not be deemed to constitute an authorization by either Olsten or OHS to permit the other to accept service of process on its behalf, and neither party is or shall be deemed to be the agent of the other for service of process purposes or for any other purpose.

    Section 5.08. TRANSITION SERVICES. Following the Effective Time and ending on the one year anniversary of the Effective Time (such period, the "Transition Services Period"), Olsten shall use its commercially reasonable efforts to provide, or make available, to OHS and the Health Subsidiaries, at such times and in such amounts as may be reasonably requested by OHS, the following services (the "Transition Services") and OHS will pay for such Transition Services on a cost basis as agreed to by the parties:

        (i) tax preparation and filing services;

        (ii) legal services, to be provided by Olsten's general counsel and other internal counsel to the extent consistent with applicable standards of professional responsibility;

        (iii) information and technology support services and administrative and office services;

        (iv) procurement services; and

        (v) such other additional services as may be reasonably requested by OHS; provided that the scope of any services, as well as the time and the manner in which such services are to be provided, shall be mutually agreeable between the parties.

    Following the end of the calendar month in which any Transition Services are performed, Olsten shall provide to OHS an invoice (the "Transition Services Invoice") setting forth in summary detail the Transition Services which were provided during such calendar month and the appropriate cost thereof. OHS shall pay Olsten, in a reasonably prompt manner (but in no event later than 30 days) following the delivery by Olsten of a Transition Services Invoice, the amounts due with respect to the Transition Services reflected on such Transition Services Invoice.

    Notwithstanding anything herein to the contrary, all Transition Services shall be performed with reasonable care, but no Party hereto shall have any liability whatsoever to any other Party or any third party for any loss, liability, damage, cost or deficiency suffered by any such person arising out of or resulting from providing any Transition Services hereunder.

    Section 5.09. LEASES OF REAL PROPERTY. (a) Olsten and OHS shall jointly and promptly review all instances in which (i) OHS or the Health Subsidiaries maintain facilities in, or otherwise occupy, real property leased by Olsten or the Retained Subsidiaries and (ii) Olsten or the Retained Subsidiaries maintain facilities in or otherwise occupy, real property leased by a Health Subsidiary, each as set forth on Schedule 7, and shall use commercially reasonable efforts in each case to either (x) negotiate and enter into a written lease or sublease incorporating terms and conditions which are fair to both parties, (y) assign such lease to OHS or Olsten, as the case may be, and OHS or Olsten, as the case may be, shall accept responsibility for such lease, or (z) terminate the arrangement on mutually agreeable terms; PROVIDED, HOWEVER, that the foregoing shall not apply in any instance (A) involving facilities maintained, or real property occupied by the Health Subsidiaries that are to be transferred to OHS in accordance with Section 2.01 or (B) covered by a written lease agreement between the parties in effect on the date hereof.

    (b) OHS agrees that it will use its reasonable best efforts to promptly (but in no event later than six months) after the Effective Time, relocate the headquarters for the Health Services Business from

175 Broad Hollow Road, Melville, New York 11747 (the "Main Headquarters"). Until the time when the headquarters of the Health Service Business is relocated OHS shall be entitled to occupy and use without charge office space at the Main Headquarters, as shall be reasonably designated by Olsten as necessary to enable OHS and the Health Subsidiaries to continue to conduct its current operations.

    Section 5.10. PLEA AGREEMENTS. OHS agrees to be bound by the terms of the Plea Agreements dated July 19, 1999 between Kimberly Home Health Care, Inc. and the United States of America, including those terms governing the retention and production of information, records and testimony.

    Section 5.11. INSURANCE POLICIES AND CLAIMS ADMINISTRATION. (a) POLICIES AND RIGHTS INCLUDED WITHIN THE TRANSFERRED OHS ASSETS. The Transferred OHS Assets shall include: (i) any Health Services Business Policies and (ii) any and all rights of the Health Subsidiaries under any Shared Policies covering
(x) Liabilities arising out of or relating to the conduct of the Health Services Business prior to the Effective Time and (y) Liabilities arising out of or relating to the conduct of the Retained Businesses prior to the Effective Time to the extent any claim is made against OHS or any of the Health Subsidiaries for such Liabilities, specifically including (in the case of (i) and (ii) above) rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses and excluding rights covered by Section 5.11(b).

    (b) POLICIES AND RIGHTS INCLUDED WITHIN THE RETAINED ASSETS. The Retained Assets shall include: (i) any Retained Businesses Policies and (ii) any and all rights of Olsten and its subsidiaries under any Shared Policies covering
(x) Liabilities arising out of or relating to the conduct of the Retained Businesses prior to the Effective Time and (y) Liabilities arising out of or relating to the conduct of the Health Services Business prior to the Effective Time to the extent any claim is made against Olsten or any of the Retained Subsidiaries for such Liabilities, specifically including (in the case of (i) and (ii) above) rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses.

    (c) OLSTEN TO MAINTAIN INSURANCE COVERAGE PRIOR TO EFFECTIVE TIME. (i) Olsten shall use its reasonable best efforts to maintain in full force and effect, at all times up to and including the Effective Time, the Policies and current coverages and limits of such Policies.

    (ii) To the extent not already provided for by the terms of a Shared Policy, Olsten shall use its commercially reasonable efforts to cause OHS and the Health Subsidiaries, as appropriate, to be named as additional insureds under each such Policy in respect of Covered Claims arising out of or relating to periods prior to the Effective Time; PROVIDED, HOWEVER, that nothing contained herein shall be construed to require Olsten or any of the Retained Subsidiaries to pay any additional premium or other charges in respect to, or waive or otherwise limit any of its rights, benefits or privileges under, any Shared Policy to effect the naming of OHS and the Health Subsidiaries as such additional insureds.

    (d) OHS RESPONSIBLE FOR ESTABLISHING INSURANCE COVERAGE ON AND AFTER EFFECTIVE TIME. Commencing on and as of the Effective Time, OHS and each of the Health Subsidiaries shall be responsible for establishing and maintaining its own separate insurance programs for activities and claims relating to any period on or after the Effective Time involving OHS or any of the Health Subsidiaries. Notwithstanding any other agreement or understanding to the contrary, except as set forth in Section 5.11(e)(i) and (ii) with respect to claims administration and financial administration of the Shared Policies, as of and after the Effective Time, neither Olsten nor any of the Retained Subsidiaries shall have any responsibility for or obligation to OHS or the Health Subsidiaries relating to insurance matters for any period, whether prior to, at or after the Effective Time. Notwithstanding the foregoing, from the date hereof to the Effective Time, Olsten shall use its commercially reasonable efforts to transfer to OHS and the Health Subsidiaries the Health Services Business Policies and to obtain insurance (or binders therefor) providing coverage to OHS and the Health Subsidiaries similar to the coverage provided to the Health Services Business by the Shared Policies prior to the Split-Off.

    (e) ADMINISTRATION AND PROCEDURE. (i) OHS and its subsidiaries appoint Olsten or a Retained Subsidiary, as appropriate, to administer, in good faith, all claims and finances relating to the Shared Policies, including the prosecution of any actions for declaratory relief, "bad faith" or other extra-contractual damages. From and after the Effective Time, Olsten or a Retained Subsidiary, as appropriate, shall be responsible for the claims administration and financial administration of all Shared Policies relating to the assets, ownership or operation prior to the Effective Time of the Health Services Business; PROVIDED, HOWEVER, that the responsibility for claims administration and financial administration of the Shared Policies are in no way intended to limit, inhibit or preclude any right to insurance coverage under the Shared Policies. Olsten shall be entitled to compensation for and reimbursement of expenses incurred in connection with performing the claims administration and financial administration of the Shared Policies on a cost basis, as agreed by the parties and Olsten and OHS shall comply with the provisions of the second paragraph of Section 5.08 with respect to billing and reimbursement. Olsten shall use reasonable care and act in good faith with respect to each of its obligations under Section 5.11.

    (ii) OHS shall promptly notify Olsten of any Covered Claim relating to OHS or any Health Subsidiary under one or more of the Shared Policies relating to any period prior to the Effective Time, and OHS agrees to cooperate and coordinate with Olsten concerning any strategy Olsten may reasonably elect to pursue to secure coverage and payment for such Covered Claim by the appropriate insurance carrier. Olsten shall have final authority to compromise, settle or otherwise resolve any claim or action under any Shared Policy, including, without limitation, decisions to prosecute any action for declaratory relief, "bad faith" or other extra-contractual damages; provided, that, as a condition to any compromise or settlement of any such claim or action on behalf of OHS
(x) Olsten obtains a written release on behalf of OHS for such claim or action and (y) if such settlement or compromise includes any remedy or relief against OHS, other than monetary damages within the coverage limits of the applicable Shared Policy, Olsten shall, prior to entering into any such compromise or settlement, obtain the consent of OHS, which consent shall not be unreasonably withheld. Notwithstanding anything contained herein, in any other agreement or Shared Policy or any understanding to the contrary, OHS or the appropriate Health Subsidiary assumes responsibility for, and shall pay to the appropriate insurance carriers or otherwise, any premiums, reporting endorsements, tails, noses, retroactive endorsements, retrospectively-rated premiums, defense costs, indemnity payments, deductibles, retentions or other charges, as appropriate (collectively, "Insurance Charges"), whenever arising, which shall become due and payable under the terms and conditions of any Shared Policy in respect of any liabilities, losses, claims, actions or occurrences, whenever arising or becoming known, involving or relating to any of the assets, businesses, operations or liabilities of the Health Services Business, which charges relate to the period after the Effective Time. To the extent that the terms of any applicable Shared Policy provide that Olsten or a Retained Subsidiary, as appropriate, shall have an obligation to pay or guarantee the payment of any Insurance Charges, Olsten or such Retained Subsidiary shall be entitled to demand that OHS or a Health Subsidiary make such payment directly to the person or entity entitled thereto. In connection with any such demand, Olsten shall submit to OHS or a Health Subsidiary a copy of any invoice received by Olsten or any Retained Subsidiary pertaining to such Insurance Charges, together with appropriate supporting documentation, if available. In the event that OHS or any of the Health Subsidiaries fails to pay any Insurance Charges when due and payable, whether at the request of the party entitled to payment or upon demand by Olsten or a Retained Subsidiary, Olsten or a Retained Subsidiary may (but shall not be required to) pay such Insurance Charges for and on behalf of OHS or the Health Subsidiary and, thereafter, OHS or the Health Subsidiary shall forthwith reimburse Olsten or the Retained Subsidiaries for such payment.

    (iii) OHS or a Health Subsidiary, as appropriate, shall be responsible for all Insurance Charges claims administration and financial administration and risk management programs relating to the Health Services Business Policies and any insurance policies established and maintained by OHS and the Health Subsidiaries for claims relating to any period on or after the Effective Time involving OHS or any of the Health Subsidiaries.

    (f) ALLOCATION OF INSURANCE PROCEEDS OF SHARED POLICIES. Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to Olsten with respect to Covered Claims of Olsten and shall be paid to OHS with respect to Liabilities related to Covered Claims of OHS. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from Shared Policies will be made to the appropriate party upon receipt from the insurance carrier. For purposes of the prior sentence, Insurance Proceeds shall include any damages paid or received from prosecution of claims on a Shared Policy for "bad faith" or extra-contractual damages. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate outstanding Covered Claims by Olsten and the Retained Subsidiaries and OHS and the Health Subsidiaries and any of the Covered Claims of Olsten or the Retained Subsidiaries relate to Liabilities arising out of the Health Services Business (including, but not limited to, the Shareholder Liabilities) prior to the Effective Time, Olsten shall be entitled to be paid in full all of the Insurance Proceeds relating to such Liabilities of the Health Services Business prior to payment of Insurance Proceeds relating to any other claims of Olsten and the Retained Subsidiaries or OHS and the Health Subsidiaries. Thereafter, or in the event there are no such Liabilities of Olsten relating the Health Services Business prior to the Effective Time, the Insurance Proceeds shall be allocated pro rata to Olsten and the Retained Subsidiaries, on the one hand, and OHS and the Health Subsidiaries, on the other hand, based upon their respective bona fide claims or in such other proportions as the parties shall agree based on an equitable allocation of Insurance Proceeds. The parties agree to use commercially reasonable efforts to maximize available coverage under the Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of a Covered Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

    (g) AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE. In the event that Covered Claims of both Olsten and OHS exist relating to the same occurrence, Olsten and OHS agree to jointly defend and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.11 shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

    Section 5.12. FINANCIAL COVENANTS. (a) Immediately prior to the Effective Time (after giving effect to the transactions contemplated herein):

        (i) Indebtedness for borrowed money plus the deferred purchase price of property less cash on hand of OHS and the Health Subsidiaries shall not exceed $100 million.

        (ii) Indebtedness for borrowed money plus the deferred purchase price of property of OHS and the Health Subsidiaries shall not exceed $150 million.

        (iii) Earnings before interest, taxes, depreciation and amortization of OHS and its subsidiaries during the period between July 4, 1999 and the Effective Time shall not be less than $0 (excluding restructuring charges in connection with the Split-Off) and sales for each of the full monthly periods between the date hereof and the Effective Time shall average
    $100 million per month during such period.

        (iv) OHS will have a committed credit facility with a borrowing capacity of no less than $100 million.

    (b) Olsten and OHS jointly represent, warrant and covenant that the Retained Businesses and the Health Services Business shall, between the date hereof and the Effective Time, be operated in the ordinary course of business consistent with past practice, in nature, manner and amount, including, to the extent practicable, as to levels and relationships of asset, liability, revenue, expense, and cash flow items and totals within the respective businesses (it being understood that unpaid amounts in respect of settlements of governmental liabilities with respect to health care operations on terms previously disclosed to Adecco, shall be considered ordinary course items). Without limiting the generality of the foregoing, with respect to Olsten, the Retained Subsidiaries and the Retained Businesses and, through the True-Up Date, OHS and the Health Services Business, neither Olsten nor OHS nor any of their respective Subsidiaries shall, without the prior written consent of Adecco, directly or indirectly:

        (i) authorize, permit to make or make any capital expenditures other than pursuant to the capital expenditure plan previously provided by Olsten to Adecco, or fail to make any investments for capital expenditures contemplated by such plan;

        (ii) permit or make any change to the billing processes for services rendered or otherwise, other than as may be related to planned system improvements and the like, or in the processes, method or terms of collection of accounts receivable;

        (iii) cause or permit any discounting, factoring or securitization of accounts receivables or any other securitization or consignment of any assets;

        (iv) permit or make any change in the aging of accounts payables or in the payment practices for accounts payable in effect as of the date hereof (which aging and payment practices are consistent with past practice); or

        (v) except for cash transfers made, in the ordinary course of business through and reflected in the intercompany loan balance, sell, transfer, pledge, mortgage or otherwise dispose of or encumber any assets, except in the ordinary course of business and in arms-length transactions and at market rates (with the parties acknowledging that the management fees paid consistent with past practice fall within such exception).

    (c) To assure conformity with the provisions of clause (b) above and the other provisions of this Section 5.12, the parties agree that it is the intent of Section 5.03(a) of the Merger Agreement that representatives of Adecco reasonably acceptable to Olsten shall be permitted to be present on a daily basis at the headquarters and other facilities of Olsten to monitor compliance with such provisions, and Olsten shall fully cooperate with and make all information reasonably requested promptly available to such monitors. In addition, and consistent with, and not by way of limitation of, Section 5.03(a) of the Merger Agreement, the parties hereto agree and acknowledge that Olsten shall provide Adecco with (y) pro-forma combined balance sheets, statements of income, statements of cash flows and statements of shareholders equity as of the close of business on each of the True-Up Date and the last day of each monthly period thereafter up to the Closing Date of each of (i) Olsten and the Retained Subsidiaries and (ii) OHS and the Health Subsidiaries, in each case,
(A) prepared in accordance with US GAAP and (B) giving effect to the Split-Off and the provisions of Section 2.09 hereof and (z) all work papers of Olsten and OHS and, as applicable, their respective independent public accountants as of such dates or related to such balance sheets or statements and all other work papers in respect of the separation of the Health Services Business and the Retained Businesses contemplated hereby.

    (d) The parties agree that any breach of this Section 5.12 by either Olsten or OHS, other than breaches which are insignificant in both nature and effect, shall cause a covenant of this Agreement to have been materially breached by Olsten for purposes of Section 10.01(g) of the Merger Agreement and shall provide Adecco with the right to terminate the Merger Agreement pursuant to such
Section 10.01(g), subject to the cure right contained therein.

    Section 5.13. TAX REFUND ESCROW ACCOUNT. Olsten agrees to deposit any cash payments received prior to the Effective Time by Olsten from any Net Operating Loss Refund Claim into an escrow account (the "Tax Refund Escrow Account") which shall not be removed from such account until the earlier of (i) the Effective Time, and (ii) the termination of the Merger Agreement.

    Section 5.14. WORKER'S COMPENSATION LETTERS OF CREDIT. On the Closing Date, OHS agrees to issue, or have issued on its behalf, a letter of credit to Olsten in an amount equal to the amount of worker's compensation claims pending on the Closing Date made by any OHS Employee prior to the Effective Time, as such amount is mutually agreed upon among the parties hereto, determined on a basis consistent with the Balance Sheet.

                                   ARTICLE VI
                        RECORDS AND INFORMATION; ACCESS

    Section 6.01. CORPORATE RECORDS. (a) Each of Olsten and OHS shall arrange as soon as practicable following the Closing Date for the delivery to the other of existing corporate governance documents (e.g. minute books, stock registers, stock certificates, documents of title, etc.) in its possession relating to the other or to its business and affairs.

    (b) Except as otherwise required by law or agreed to in writing, each party shall, and shall cause each of its respective subsidiaries to, retain all information relating to the other party's business in accordance with the past practice of such party. Notwithstanding the foregoing, except as provided in the Tax Sharing Agreement, any party may destroy or otherwise dispose of any information at any time, providing that, prior to such destruction or disposal,
(a) such party shall provide no less than 90 days prior written notice to the other party, specifying the information proposed to be destroyed or disposed of, and (b) if the recipient of such notice shall request in writing prior to the scheduled date for such destruction or disposal that any of the information proposed to be destroyed or disposed of be delivered to such requesting party, the party proposing the destruction or disposal shall promptly arrange for the delivery of such of the information as was requested at the expense of the requesting party.

    Section 6.02. ACCESS TO INFORMATION. From and after the Closing Date, each of Olsten and OHS shall afford the other, including its accountants, counsel and other designated representatives, reasonable access (including using reasonable efforts to give access to persons or firms possessing information) and duplicating rights during normal business hours to all records, books, contacts, instruments, computer data and other data and information in such party's possession relating to the business and affairs of the other (other than data and information subject to an attorney/client or other privilege), insofar as such access is reasonably required by the other party including, without limitation, for audit, accounting and litigation purposes, as well as for purposes of fulfilling disclosure and reporting obligations.

    Section 6.03. ACCESS TO EMPLOYEES. Each of Olsten and OHS shall use reasonable efforts to make available to the other, upon written request, its officers, directors, employees and agents as witnesses to the extent that such persons may reasonably be required in connection with any legal, administrative or other proceedings arising out of the business of the other prior to the Closing Date in which the requesting party may from time to time be involved.

    Section 6.04. REIMBURSEMENT. Each party providing information or witnesses under Sections 6.02 or 6.03 to the other shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payment for all out-of-pocket costs and expenses as may be reasonably incurred in providing such information or witnesses.

    Section 6.05. CONFIDENTIALITY. Each party shall hold and shall cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all confidential, proprietary or other non-public information or trade secrets concerning the other party except to the extent that such information can be shown to have been (a) in the public domain through no fault of such party, or
(b) later lawfully acquired on a non-confidential basis from other sources by the party to which it was furnished or (c) developed independently by the representatives of such recipient. Neither party shall release or disclose any such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors who shall be advised of and comply with the provisions of this Section 6.05.

                                  ARTICLE VII

                                 MISCELLANEOUS

    Section 7.01. TERMINATION. In the event the Merger Agreement is terminated, notwithstanding any provision hereof, Adecco shall automatically be released as a party to this Agreement and this Agreement may be terminated and the Split-Off abandoned at any time prior to the Effective Time by and in the sole discretion of the Board of Directors of Olsten without the approval of OHS or the stockholders of Olsten. In the event of such termination, no party shall have any liability to any other party pursuant to this Agreement.

    Section 7.02. AMENDMENT. This Agreement may not be amended, except by an instrument in writing signed on behalf of Olsten, OHS and Adecco.

    Section 7.03. WAIVER OF COMPLIANCE; CONSENTS. Rights under this Agreement may be waived only by a written agreement signed by Olsten, OHS and Adecco. Any waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing.

    Section 7.04. EXPENSES. Except as specifically provided in this Agreement or in an Ancillary Agreement, all costs and expenses incurred in connection with the preparation, execution, delivery and implementation of this Agreement and with the consummation of the transactions contemplated by this Agreement shall be paid by the party incurring the expense. The determination of who has incurred an expense shall be made by the Chief Financial Officer of Olsten, which determination shall be binding and final upon each of the parties hereto and not subject to further review.

    Section 7.05. NOTICES. All notices and other communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or sent by facsimile, telegram or telex, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; PROVIDED that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecommunicated, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

    If to Olsten prior to the Effective Time or OHS prior to or after the Effective Time, to:

       Olsten Corporation
       175 Broad Hollow Road
       Melville, New York 11747

       Attention: Edward A. Blechschmidt
       Telephone: (516) 844-7220
       Telecopy: (516) 844-7335

       With a copy to:

       Cahill Gordon & Reindel
       80 Pine Street
       New York, New York 10005

       Attention: Kenneth W. Orce, Esq.
       Telephone: (212) 701-3000
       Telecopy: (212) 269-5420

    If to Adecco, prior to or after the Effective Time or to Olsten after the Effective Time, to:

       Adecco SA
       1275 Cheserex
       Switzerland

       Attention: Felix A. Weber
       Telephone: 011 41 21 321 6666
       Telecopy: 011 41 21 321 6688

       With a copy to:

       Latham & Watkins
       633 West Fifth Street, Suite 4000
       Los Angeles, California 90071

       Attention: Thomas W. Dobson, Esq.
       Telephone: (213) 485-1234
       Telecopy: (213) 891-8763

       With a copy to:

       Baer & Karrer
       Rechtsanwaelte
       Seefeldstrasse 19
       8024 Zurich
       Switzerland

       Attention: PD Dr. Rolf Watter
       Telephone: 011 41 1 26 1 5150
       Telecopy: 011 41 25 1 3025

    Section 7.06. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute but one and the same Agreement.

    Section 7.07. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies. Each of the parties hereto irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. Each of the parties hereto hereby agrees to service of process in any litigation arising out of or relating to this Agreement and the transactions contemplated hereby by certified mail, return receipt requested, postage prepaid, to it at its address for notice specified in Section 7.05.

    Section 7.08. ENTIRE AGREEMENT. This Agreement, including the schedules and exhibits hereto, together with the Ancillary Agreements, embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein and supersedes all prior agreements and understandings among the parties with respect thereto. There are no representations, promises, warranties, covenants or undertakings by any party, other than those expressly set forth or referred to herein.

    Section 7.09. ASSIGNMENT; NO THIRD PARTY BENEFICIARIES. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Nothing contained in this Agreement, expressed or implied, is intended to confer any benefits, rights or remedies upon any person or entity, other than Olsten, OHS and Adecco and, in accordance with Article IV, the Olsten Indemnitees and the OHS Indemnitees.

    Section 7.10. ANCILLARY AGREEMENTS. If any of the terms of this Agreement are inconsistent with the terms of an Ancillary Agreement regarding the specific matters covered by such Ancillary Agreement, then the terms of such Ancillary Agreement shall govern.

    Section 7.11.  TAX SHARING AGREEMENT.  Other than as provided in
Section 4.11, Section 5.05 and clause (iv) of the definition of OHS Liabilities, this Agreement shall not govern any Tax, and any and all claims, losses, damages, demands, costs, expenses, liabilities, refunds, deductions, write-offs, or benefits relating to Taxes shall be exclusively governed by the Tax Sharing Agreement.

    Section 7.12. FURTHER ASSURANCES AND CONSENTS. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto will use its reasonable best efforts to (i) execute and deliver such further instruments and documents and take such other actions as any other party may reasonably request in order to effectuate the purposes of this Agreement and to carry out the terms hereof and (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement; PROVIDED that no party hereto shall be obligated to pay any consideration therefor (except for filing fees and other similar charges) to any third party from whom such consents, approvals and amendments are requested or to take any action or omit to take any action if the taking of or the omission to take such action would be unreasonably burdensome to the party or its business. In connection with the consummation of the transaction contemplated hereby, the persons listed on Schedule 10 are designated to act as the "Transition Team" and are authorized to act on behalf of Adecco, Olsten and OHS in taking any action necessary to consummate the Split-Off. The persons listed on Schedule 10 who are Adecco employees are authorized to deliver the consent of Adecco if such consent is required by the terms of this Agreement.

    Section 7.13. EXHIBITS AND SCHEDULES. The exhibits and schedules hereto shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

    Section 7.14. LEGAL ENFORCEABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without prejudice to any rights or remedies otherwise available to any party hereto, each party hereto acknowledges that from and after the Effective Time damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

    Section 7.15. DISPUTE RESOLUTION. (a) Except as otherwise set forth in Sections 2.06 and 2.08(c), resolution of any and all disputes arising after the Effective Time from or in connection with this

Agreement or any of the Ancillary Agreements, whether based on contract, tort, statute or otherwise, including, but not limited to, disputes over arbitrability and disputes in connection with indemnification for claims by third parties (collectively, "Disputes") shall be exclusively governed by and settled in accordance with the provisions of this Section 7.15; PROVIDED, HOWEVER, that nothing contained herein shall preclude either party from seeking or obtaining
(a) injunctive relief or (b) equitable or other judicial relief to enforce the provisions hereof or to preserve the status quo pending resolution of Disputes hereunder.

        (b) Any party hereto (each a "Party") may commence proceedings hereunder by delivering a written notice to the other Party providing a reasonable description of the Dispute to the other (the "Demand").

        (c) Promptly following a Demand, the Dispute shall be referred to representatives of the parties for decision, each party being represented by a senior executive officer who has no direct operational responsibility for the matters contemplated by this Agreement (the "Representatives"). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within 30 calendar days after reference of the matter to them, each of Olsten and OHS shall be free to exercise the remedies available to them under
    Section 7.15(d).

        (d) The parties hereby agree to submit all Disputes not resolved by negotiation pursuant to Section 7.15(c) to arbitration under the terms hereof, which arbitration shall be final, conclusive and binding upon the parties, their successors and assigns. The arbitration shall be conducted in New York by three arbitrators (the "Panel") acting by majority vote selected by agreement of the Parties not later than 10 days after the failure of the Representatives to resolve the dispute as set forth in Section 7.15(c) or, failing such agreement, by three arbitrators appointed pursuant to the Commercial Arbitration Rules of the American Arbitration Association, as amended from time to time (the "AAA Rules"). If an arbitrator so selected becomes unable to serve, his or her successors shall be similarly selected or appointed. The arbitration shall be conducted pursuant to the United States Arbitration Act, 9 U.S.C. Section 1, ET SEQ. and such procedures as the Parties may agree, or, in the absence of or failing such agreement, pursuant to the AAA Rules. Notwithstanding the foregoing, in connection with such arbitration: (a) each Party shall have the right to audit the books and records of the other Party that are reasonably related to the Dispute;
    (b) each Party shall provide to the other, reasonably in advance of any hearing, copies of all documents which a Party intends to present in such hearing; (c) each party shall be allowed to conduct reasonable discovery through written requests for information, document requests, requests to admit and depositions, the nature and extent of which discovery shall be determined by the Panel, taking into account the needs of the Parties and the desirability of making discovery expeditious and cost effective. All hearings shall be conducted on an expedited schedule, and all proceedings shall be confidential. Either party may at its expense make a stenographic record thereof. The Panel shall make a final award not later than 30 days after the conclusion of the hearing and receipt of any post-hearing submissions requested by the Panel. The award shall be in writing and shall specify the factual and legal basis for the award. The fees and expenses of the arbitrators shall be shared equally by the Parties and advanced by them from time to time as required; PROVIDED that at the conclusion of the arbitration, the Panel shall allocate costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and interest as the Panel determines is appropriate among the parties. The arbitrators, whether the Panel or those arbitrators appointed under the AAA Rules, shall not be empowered to award to any Party any consequential damages, lost profits or punitive damages in connection with any Dispute and each party hereby irrevocably waives any right to recover such damages.

    Section 7.16. TITLES AND HEADINGS. The article and section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement, (i) the term "Person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof and (ii) the term "subsidiary" of any specified corporation shall mean any corporation of which at least a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly owned or controlled by such specified corporation, any person of which such corporation is a general partner, or any other person of which at least a majority of the equity interests therein is, directly or indirectly, owned or controlled by such specified corporation.

    Section 7.17. SURVIVAL OF REPRESENTATIONS AND AGREEMENTS. All representations, warranties and agreements of the parties hereto contained in this Agreement shall survive the Effective Time.

                                                                      Separation
Agreement
                                                            Signature Page

    THIS AGREEMENT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

    IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                                       Olsten Corporation,
                                                       a Delaware corporation

                                                       By:  /s/ Edward A. Blechschmidt
                                                            -----------------------------------------
                                                            Name: Edward A. Blechschmidt
                                                            Title: President and Chief Executive
                                                            Officer

                                                       Aaronco Corp.,
                                                       a Delaware corporation

                                                       By:  /s/ Edward A. Blechschmidt
                                                            -----------------------------------------
                                                            Name: Edward A. Blechschmidt
                                                            Title: Chairman and Chief Executive
                                                                   Officer

                                                       Adecco S.A.,
                                                       a societe anonyme organized
                                                       under the laws of Switzerland

                                                       By:  /s/ John P. Bowmer
                                                            -----------------------------------------
                                                            Name: John P. Bowmer
                                                            Title: Chief Executive Officer

                                                       By:  /s/ Felix A. Weber
                                                            -----------------------------------------
                                                            Name: Felix A. Weber
                                                            Title: Chief Financial Officer

                                                        EXHIBIT A TO
                                                            SEPARATION AGREEMENT

                [FORM OF EMPLOYEE BENEFITS ALLOCATION AGREEMENT]

                     EMPLOYEE BENEFITS ALLOCATION AGREEMENT

    THIS EMPLOYEE BENEFITS ALLOCATION AGREEMENT is made as of the 17th day of August, 1999, by and between Olsten Corporation, a Delaware corporation (together with its successors and permitted assigns, "Olsten"), and Aaronco Corp., a Delaware corporation (together with its successors and permitted assigns, "OHS").

                              W I T N E S S E T H:

    WHEREAS, pursuant to a Separation Agreement ("Separation Agreement") dated as of August 17, 1999, by and between Olsten and OHS (i) the assets and liabilities related to the Health Services Business (as defined in the Separation Agreement) will be transferred to OHS and (ii) all the outstanding shares of OHS will be split off to the shareholders of Olsten in consideration for the redemption of a portion of the common stock of Olsten ("Split-Off") as of the Effective Time (as defined in the Separation Agreement).

    WHEREAS, the parties desire to set forth their understanding regarding their respective rights and obligations concerning certain employee benefit and related matters relative to plans, programs and practices currently maintained by Olsten for the benefit of employees, officers, directors and former employees, officers and directors of Olsten and its affiliates;

    NOW, THEREFORE, in consideration of the premises, covenants and agreements set forth herein, and intending to be legally bound (subject to shareholder approval of the Separation Agreement) the parties hereto do hereby agree as follows:

    1. DEFINITIONS. Capitalized terms used herein without definition have the meanings given to them in the Separation Agreement. As used herein, the following terms have the following meanings:

    "COBRA" means Code Section 4980B and ERISA Sections 601 through 608, and any applicable state law establishing employer requirements for continuation of health care, life insurance or other Welfare Plan benefits for the benefit of certain current and former employees or dependents thereof.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Employee" means with respect to any entity, an individual who is considered, according to the payroll and other records of such entity, to be employed by such entity, regardless of whether such individual is, at the relevant time, actively at work or on leave of absence (including vacation, holiday, sick leave, family and medical leave, disability leave, military leave, jury duty, layoff with rights of recall, and any other leave of absence or similar interruption of active employment that is not considered, according to the policies or practices of such entity, to have resulted in a permanent termination of such individual's employment), but excluding any individual who is, as of the relevant time, on long-term disability leave.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "OHS Employee" means (i) any individual who, at the Effective Time, is actively employed in the Health Services Business, or who, with respect to the Health Services Business, is on vacation, approved illness absence, short-term disability, authorized leave of absence (including leave under the Family and Medical Leave Act) or military service leave of absence as of the Effective Time and becomes an employee of the OHS Group after the Effective Time, (ii) any former employee of the Olsten Group who was, at the time of his or her termination of employment, employed in the Health Services Business or
(iii) Anthony H. Reeves.

    "OHS Group" means OHS and its subsidiaries.

    "OHS Qualified Beneficiary" means any OHS Employee (or dependent or beneficiary thereof) who, at or before the Effective Time, was a Qualified Beneficiary under any Olsten Welfare Plan.

    "Olsten Employee" means any current or former employee of the Olsten Group other than a OHS Employee.

    "Olsten Group" means Olsten and its subsidiaries.

    "Olsten Qualified Beneficiary" means a Qualified Beneficiary who, immediately following the Split-Off, is not a OHS Qualified Beneficiary and who, immediately prior to the Split-Off, was a Qualified Beneficiary under any Olsten Welfare Plan.

    "Olsten Retained Business" means any business or operation of Olsten or its subsidiaries which is, pursuant to the Separation Agreement, to be conducted by Olsten following the Split-Off.

    "Plan" means any plan, policy, arrangement, contract or agreement providing compensation benefits for any group of Employees or individual Employees (including former Employees) or the dependents or beneficiaries of any such Employee, whether formal or informal or written or unwritten, and including, without limitation, any means, whether or not legally required, pursuant to which any benefit is provided by an employer to any such Employee or the beneficiaries of any such Employee, existing at the Effective Time or prior thereto.

    "Qualified Beneficiary" means an individual (or dependent thereof) who either (a) experiences a "qualifying event" (as that term is defined in Code
Section 4980B(f)(3) and ERISA Section 603) while a participant in any Plan which provides health benefits or (b) becomes a "qualified beneficiary" (as that term is defined in Code Section 4980B(g)(1) and ERISA 607(3)) under any Plan which provides health benefits.

    "Welfare Plan" shall mean any Plan which provides medical, health, disability, accident, life insurance, death, dental or any other welfare benefit, including, without limitation, any post-employment welfare benefit, but excluding vacation benefits covered under Section 11.

    2.  TRANSFER OF EMPLOYEES.

    (a) Olsten and OHS shall take all steps necessary or appropriate so that all of the Employees of Olsten and its subsidiaries are allocated between the Olsten Retained Business and the Health Services Business in accordance with the principles set forth in Section 2(b) below, and so that each individual who is so allocated to the Health Services Business is, as of the Effective Time and immediately following the Split-Off, an Employee of a member of the OHS Group, and each individual who is so allocated to the Olsten Retained Business is, as of the Effective Time and immediately following the Split-Off, an Employee of a member of the Olsten Group.

    (b) In making the allocation provided for in Section 2(a), Olsten and OHS shall allocate each Employee who is primarily engaged in the Olsten Retained Business to the Olsten Group and each Employee who is primarily engaged in the Health Services Business to the OHS Group. All other Employees shall be allocated in a mutually agreeable manner that, to the extent possible, takes into account (i) the Employees' expertise, experience and existing positions and duties, (ii) the likelihood of unreasonably disrupting either the Olsten Retained Business or the Health Services Business and (iii) maximizing the ability of each of the Olsten Group and the OHS Group to manage and operate their respective businesses after the Effective Time, taking into account the respective needs of such businesses as established by past practice, and with a view towards maximizing the value and effectiveness of both the Olsten Retained Business and the Health Services Business.

    (c) Olsten and OHS each agree that, between the date hereof and the Effective Time, Employees will not be transferred between the Olsten Retained Business or Health Services Business except (i) as necessary to effect the allocation pursuant to this Section 2 or (ii) in the ordinary course of business consistent with past practice.

    (d) As of the Effective Time, Olsten shall assume all obligations and liabilities for, and arising under all employment and change in control agreements with respect to Olsten Employees, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall assume all obligations and liabilities for and arising under all employment and change in control agreements with respect to OHS Employees (the "OHS Employment Agreements"), and Olsten shall have no liability or obligation with respect thereto. OHS shall take, or cause to be taken, all action necessary and appropriate to assume, effective as of the Effective Time, all OHS Employment Agreements, with such changes as may be necessary to reflect the change in the employer thereunder and such other changes as OHS shall determine. Such OHS Employment Agreements shall otherwise have the same terms and conditions as in effect immediately prior to the Effective Time, except that references to employment by, or termination of employment with, Olsten and its affiliates shall be changed to references to employment by or termination of employment with OHS and its affiliates. Notwithstanding any provision of this Agreement to the contrary, except as otherwise set forth in the Separation Agreement, Olsten shall retain responsibility for its obligations under (i) the Separation, Consulting and Non-Competition Agreements between Albert, Olsten and the following individuals dated August 17, 1999: Edward A. Blechschmidt, William R. Costantini, Stuart Olsten and Anthony J. Puglisi and (ii) the Separation, Consulting and Non-Competition Agreement between Olsten and Maureen McGurl dated August 17, 1999; and OHS shall have no liability under such Agreements.

    (e) As of the Effective Time, (i) Olsten shall retain all liabilities relating to or arising out of claims made by or on behalf of Olsten Employees for, or with respect to, benefits under any Plan, contract, agreement, statute, regulation or other arrangement that provides for the payment of severance pay, salary continuation, pay in lieu of notice, unused vacation pay, or similar benefits in connection with actual or constructive termination or alleged actual or constructive termination of employment (collectively, "Termination Benefits") relating to the actual or constructive termination or alleged actual or constructive termination of employment of any Olsten Employee with any member of the Health Services Business or the Olsten Retained Business, whether before, at or after the Effective Time, and (ii) OHS shall assume all liabilities relating to or arising out of claims made by or on behalf of OHS Employees for, or with respect to, Termination Benefits relating to the actual or constructive termination or alleged actual or constructive termination of employment of any OHS Employee with any member of the Health Services Business or the Olsten Retained Business, whether before, at or after the Effective Time.

    3.  ALLOCATION OF EMPLOYEE LIABILITIES.

    (a) At the Effective Time, except to the extent retained or assumed by Olsten under this Agreement, OHS shall retain or assume, as the case may be, responsibility as employer for the OHS Employees. At the Effective Time, except to the extent assumed by OHS under this Agreement, Olsten shall retain responsibility as employer for the Olsten Employees.

    (b) As of the Effective Time, OHS shall assume, retain and be liable for all wages, salaries, welfare, pension, incentive compensation and other employee-related liabilities and obligations ("Employee Liabilities") with respect to the OHS Employees and their dependents and beneficiaries, except as specifically provided otherwise in this Agreement, and Olsten shall have no further liability with respect thereto. As of the Effective Time, Olsten shall assume, retain and be liable for Employee Liabilities with respect to Olsten Employees and their dependents and beneficiaries, except as specifically provided otherwise in this Agreement, and OHS shall have no further liability with respect thereto.

    4.  BENEFIT OBLIGATIONS AND PLAN COVERAGE.

    (a) Except as specifically provided in this Agreement, or as otherwise agreed by the parties hereto, (i) Olsten shall retain all benefit obligations and all related rights in connection with any Plan with respect to Olsten Employees, and OHS shall have no further liability with respect thereto, and
(ii) as of the Effective Time, OHS shall assume all benefit obligations and all related rights in connection with any Plan with respect to OHS Employees and Olsten shall have no further liability with respect thereto.

    (b) OHS Employees shall not continue to be participants in Plans maintained by the Olsten Group after the Effective Time and, instead, shall be eligible to participate in applicable Plans maintained by OHS, as determined by OHS, as of the Effective Time. OHS shall treat service of each OHS Employee with the Olsten Group before the Effective Time as if such service had been with OHS for purposes of determining eligibility to participate, eligibility for benefits, benefit forms and vesting under Plans maintained by OHS.

    5.  QUALIFIED SAVINGS PLANS.

    (a) Olsten currently maintains the Olsten Retirement Savings Plan and the Olsten 1996 Caregiver/ Assignment Employee 401(k) Plan (collectively, the "Olsten Savings Plans"). OHS shall establish or otherwise maintain by, or as soon as practicable after, the Effective Time one or more defined contribution savings plans designed to qualify under Section 401(a) of the Code, and to preserve "protected benefits", within the meaning of Code Section 411(d)(6), accrued by OHS Employees who are participants under the Olsten Savings Plans as of the Effective Time (the "OHS Savings Plans"). OHS Employees will receive credit for all service with the Olsten Group for purposes of eligibility and vesting under the OHS Savings Plans.

    (b) As soon as practicable after the Effective Time, Olsten and OHS shall cause the trustees of the Olsten Savings Plans to transfer to the trustees or other funding agents of the OHS Savings Plans, assets (the "Transferred Assets") of the Olsten Savings Plans equal to the aggregate account balances of the OHS Employees and their dependents and beneficiaries under the Olsten Savings Plans, such amounts to be established as account balances or accrued benefits of such individuals under the OHS Savings Plans. Each such transfer shall comply with
Section 414(1) of the Code and the requirements of ERISA and the regulations promulgated thereunder. OHS shall cause the trustees or other funding agents of the OHS Savings Plans to accept the plan-to-plan transfer from the Olsten Savings Plans trustees, and to credit the accounts of such OHS Employees under the OHS Savings Plans with amounts transferred on their behalf. The transfer to the OHS Savings Plans shall be made in cash, securities, other property, or notes evidencing plan loans to OHS Employees, and any outstanding balances of plan loans to OHS Employees shall be transferred with the underlying accounts. The account balances of the OHS Employees shall be valued as of the date on which their transfer is made, which value shall include the earnings, gains and losses, appreciation and depreciation of the investment funds in which the accounts are invested through the date on which the transfer is made.

    (c) Effective on the date of the transfer of assets of the Olsten Savings Plans to the OHS Savings Plans, (i) OHS and the OHS Savings Plans shall assume all liabilities to pay benefits in connection with the Transferred Assets, and
(ii) Olsten and the Olsten Savings Plans shall have no further liability to pay benefits with respect to the Transferred Assets and any liabilities that are transferred.

    (d) OHS and Olsten shall each make timely payment of their respective portion of all contributions due and unpaid under the Olsten Savings Plans for the period prior to the Effective Time. For purposes of the preceding sentence, the respective portions of any contributions due to the Olsten Savings Plans for the period prior to the Effective Time shall be based on the following rules:
(1) the contributions attributable to OHS Employees shall be allocated to OHS, and (2) the contributions attributable to Olsten employees shall be allocated to Olsten. From and after the Effective Time, (i) matching and discretionary contributions under the Olsten Savings Plans with respect to Olsten Employees (and there dependents and beneficiaries) will be made solely by Olsten pursuant to the terms of the Olsten Savings Plans, and
(ii) matching and discretionary contributions under the OHS Savings Plans with respect to OHS Employees (and their dependents and beneficiaries) will be made solely by OHS pursuant to the terms of the OHS Savings Plans.

    (e) Olsten and OHS shall, in connection with the plan-to-plan transfer described in this Section 5, cooperate in making any and all appropriate filings required by the Securities and Exchange Commission or the Internal Revenue Service (the "IRS"), or required under the Code or ERISA or any applicable securities laws and the regulations thereunder, and take all such action as may be necessary and appropriate to cause such plan-to-plan transfer to take place as soon as practicable after the Effective Time or otherwise when required by law. Further, OHS shall seek a favorable IRS determination letter that the OHS Savings Plans as organized, satisfy all qualification requirements under
Section 401(a) of the Code. Notwithstanding the foregoing, such plan-to-plan transfers shall take place pending issuance of such favorable determination letter. OHS shall make any necessary amendments on a retroactive basis to the OHS Savings Plans as required by the IRS to issue the favorable determination letter described above.

    (f) Olsten shall be responsible for all liabilities incurred by Olsten or OHS as a result of any failure of the Olsten Savings Plans to be qualified under
Section 401(a) of the Code. OHS shall be responsible for all liabilities incurred by Olsten or OHS as a result of any failure of the OHS Savings Plans to be qualified under Section 401(a) of the Code.

    (g) The Olsten Group also maintains the IMI Systems Inc. Savings and Investment Plan and the IMI Systems Inc. Associates 401(k) Plan (collectively, the "IMI Plans") for the benefit of the employees of its information technology services business. Olsten and its subsidiaries shall retain the IMI Plans and all liability with respect thereto.

    6.  NONQUALIFIED RETIREMENT AND SAVINGS PLANS.

    (a) Prior to or on the Effective Time, Olsten shall amend the Olsten Nonqualified Retirement Plan for Selected Management Employees, the Olsten Supplemental Retirement Plan, the Olsten Nonqualified Savings Plan for Selected Management Employees, the Olsten Executive Voluntary Deferred Compensation Plan and the Olsten Nonqualified Retirement and Savings Plan (collectively, the "Olsten Nonqualified Plans") to provide that OHS Employees and their dependents and beneficiaries shall cease accruing benefits thereunder as of the Effective Time, and that no benefits shall thereafter be payable under the Olsten Nonqualified Plans to OHS Employees or their dependents or beneficiaries.

    (b) As of the Effective Time, OHS shall establish or otherwise make available by, or as soon as practicable after, such date nonqualified plans substantially similar to the Olsten Nonqualified Plans (collectively, the "OHS Nonqualified Plans"), corresponding to the Olsten Nonqualified Plans, and shall assume, under such plans, all liabilities and obligations with respect to OHS Employees under the Olsten Nonqualified Plans prior to the Effective Time. All such liabilities and obligations shall cease to be liabilities or obligations of Olsten as of the Effective Time.

    (c) No termination of an Employee's employment shall be deemed to occur for purposes of the OHS Nonqualified Plans as a result of any actions taken pursuant to this Agreement or otherwise as a result of the consummation of the transactions contemplated by the Separation Agreement, provided that the Employee remains continuously employed by the OHS Group.

    (d) As soon as practicable following the Effective Time, OHS shall establish one or more trusts to be used in connection with the OHS Nonqualified Plans (the "OHS Trusts") for the purpose of aiding in the provision of benefits under its OHS Nonqualified Plans. As of the Effective Time, Olsten shall cause the trustees of the trust agreements under the Olsten Nonqualified Plans (the "Olsten Trusts") to transfer to the trustees of the corresponding OHS Trusts any amounts held in the Olsten Trusts attributable to the benefits of OHS Employees.

    7.  WELFARE BENEFIT PLANS.

    (a) Olsten currently maintains the Olsten medical plan, dental plan and other "employee welfare benefit plans," within the meaning of Section 3(l) of ERISA (collectively, the "Olsten Welfare Plans"), for the benefit of employees of Olsten and affiliates and their dependents. Effective as of the Effective Time, OHS shall establish or otherwise maintain medical, dental and other welfare plans with substantially similar benefits as the Olsten Welfare Plans ("OHS Welfare Plans"). OHS will offer coverage under the OHS Welfare Plans to OHS Employees and their dependents immediately after the Effective Time and shall provide that such employees and dependents shall be eligible for immediate participation in the OHS Welfare Plans with no interruption of coverage and shall credit the period of coverage under the Olsten Welfare Plans toward any preexisting conditions limited under the OHS Welfare Plans. All charges and expenses of such OHS Employees and their eligible dependents which were applied to the deductible and out-of-pocket maximums under Olsten' medical or dental plans during the plan year of OHS in which the Effective Time falls shall be credited toward any deductible and out-of-pocket maximum applicable in such OHS plan year. For purposes of this Section 7, a health benefit claim is incurred when the medical services are rendered, and a life insurance claim is incurred when the covered person dies. A claim for a hospital admission shall be deemed to have been incurred on the date of admission to the hospital and shall continue for the duration of that period of hospital confinement, and costs for all services provided during that period of hospital confinement shall be included in the claim. A long-term disability claim shall be deemed to have been incurred on the date the condition causing the disability rendered the employee disabled.

    (b) Except as otherwise provided herein, as of the Effective Time,
(i) Olsten shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed or due as of and after the Effective Time in respect of any Olsten Employee and his or her dependents under any Olsten Welfare Plan, and OHS shall have no liability or obligation with respect thereto, and (ii) OHS shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed or due as of and after the Effective Time in respect of any OHS Employee and his or her dependents under any OHS Welfare Plan, and Olsten shall have no liability or obligation with respect thereto.

    (c) As of the Effective Time, Olsten shall be solely responsible for, or cause its insurance carriers or HMOs to be responsible for, providing and administering the continuation coverage required by COBRA as it relates to any Olsten Qualified Beneficiary, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall be solely responsible for, or cause its insurance carriers or HMOs to be responsible for, providing and administering the continuation coverage required by COBRA as it relates to any OHS Qualified Beneficiary, and Olsten shall have no liability or obligation with respect thereto.

    (d) Notwithstanding the foregoing, Olsten shall permit participants (and their eligible dependents) to remain covered under the Olsten Welfare Plans through the end of the month in which the Effective Time occurs and OHS or its successor shall promptly reimburse Olsten for claims incurred during such period by such participants and their eligible dependents.

    8. FLEXIBLE SPENDING ACCOUNTS. OHS shall establish at or as soon as practicable after the Effective Time a flexible spending account plan designed to qualify under Code Section 125 containing both a health care spending account and a dependent care spending account (the "OHS Flex Plan") with features substantially similar to those maintained under the Olsten Flexible Spending Plan (the "Olsten Flex Plan") as of the Effective Time. Those participants in the Olsten Flex Plan who are OHS Employees shall be eligible for immediate participation in the OHS Flex Plan. OHS shall assume and fully perform, pay and discharge all obligations and liabilities of Olsten and the Olsten Flex Plan for and with respect to the accounts of those Olsten Flex Plan participants who are OHS Employees.

    9. EQUITY-BASED COMPENSATION PLANS. OHS agrees to assume the options to purchase Olsten stock held by OHS Employees in accordance with the provisions of
Section 2.05 of the Merger Agreement.

    10. OLSTEN BONUS PLANS. OHS shall be responsible for annual bonus payments for OHS Employees in respect of the calendar year during which the Effective Time occurs, and Olsten shall have no liability with respect thereto. Olsten shall be responsible for annual bonus payments for Olsten Employees in respect of the calendar year during which the Effective Time occurs, and OHS shall have no liability with respect thereto.

    11.  VACATION AND SICK PAY LIABILITIES.  As of the Effective Time,
(i) Olsten shall retain and shall be responsible for all accrued liabilities (whether vested or unvested, and whether funded or unfunded) as of the Effective Time for vacation and sick leave in respect of all Olsten Employees and
(ii) OHS shall assume and shall be responsible for all accrued liabilities (whether vested or unvested, and whether funded or unfunded) as of the Effective Time for vacation and sick leave in respect of all OHS Employees. From and after the Effective Time, (x) Olsten shall be solely responsible for the payment to Olsten Employees of vacation or sick leave accrued after the Effective Time and
(y) OHS shall be solely responsible for the payment to OHS Employees of vacation or sick leave accrued after the Effective Time.

    12.  PAYROLL REPORTING AND WITHHOLDING.

    (a) Olsten and OHS may adopt the "alternative procedure" for preparing and filing IRS Forms W-2 (Wage and Tax Statements), as described in Section 5 of Revenue Procedure 84-77, 1984-2 IRS Cumulative Bulletin 753 ("Rev. Proc. 84-77"). Under this procedure, OHS as the successor employer shall provide all required Forms W-2 to all OHS Employees reflecting all wages paid and taxes withheld by both Olsten as the predecessor and OHS as the successor employer for the entire year during which the Split-Off takes place. Olsten shall provide all required Forms W-2 to all Olsten Employees reflecting all wages and taxes paid and withheld by Olsten before and after the Effective Time. In connection with the aforesaid agreement under Rev. Proc. 84-77, each business unit or business operation of Olsten shall be assigned to either Olsten or OHS, depending upon whether it is a Olsten Retained Business or a Health Services Business, and each Olsten Employee or OHS Employee associated with such business unit or business operation shall be assigned for payroll reporting purposes to Olsten or OHS, as the case may be. Olsten and OHS shall be responsible for filing IRS Forms 941 for their respective Employees.

    (b) Olsten and OHS may adopt the alternative procedure of Rev. Proc. 84-77 for purposes of filing IRS Forms W-4 (Employee's Withholding Allowance Certificate) and W-5 (Earned Income Credit Advance Payment Certificate). Under this procedure Olsten shall provide to OHS all IRS Forms W-4 and W-5 on file with respect to each OHS Employee, and OHS will honor these forms until such time, if any, that such OHS Employee submits a revised form.

    (c) With respect to garnishments, tax levies, child support orders, and wage assignments in effect with Olsten at the Effective Time, OHS shall honor such payroll deduction authorizations with respect to OHS Employees and will continue to make payroll deductions and payments to the authorized payee, as specified by the court or governmental order which was filed with Olsten at or before the Effective Time, and Olsten will continue to make such payroll deductions and payments to authorized payees with respect to Olsten Employees.

    (d) As of the Effective Time, Olsten shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed as of and after the Effective Time for post-retirement medical or life benefits in respect of any Olsten Employee under any Plan and claims asserted or incurred or premiums due after the Effective Time in respect of any Olsten Employee under any such Plan, and

OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall assume or retain and shall be responsible for, or cause its insurance carriers or HMOs to be responsible for, all liabilities and obligations related to claims asserted or incurred or premiums owed as of and after the Effective Time for post-retirement medical or life benefits in respect of any OHS Employee under any Plan and claims asserted or incurred or premiums due after the Effective Time in respect of any OHS Employee under any such Plan, and Olsten shall have no liability or obligation with respect thereto.

    13. LABOR AND EMPLOYMENT MATTERS. Notwithstanding any other provision of this Agreement or any other agreement between Olsten and OHS to the contrary, Olsten and OHS understand and agree that:

    (a) At and after the Effective Time and the separation of Employees into their respective companies, Olsten and OHS will be separate and independent employers.

    (b) With regard to Employees covered by a collective bargaining agreement or other labor agreement at the Effective Time who are Olsten Employees and become OHS Employees, Olsten and OHS promise and covenant to each other not to take any action which disrupts or otherwise negatively impacts the labor relations of the other. Olsten and OHS will diligently work to substitute the appropriate employer for Olsten in such collective bargaining agreements and other labor agreements with respect to OHS Employees.

    (c) As of the Effective Time, Olsten shall assume all obligations and liabilities for, and arising under all release and/or separation agreements with respect to former Employees of Olsten whose last employment with Olsten was with a Olsten Retained Business, and OHS shall have no liability or obligation with respect thereto. As of the Effective Time, OHS shall assume all obligations and liabilities for, and arising under all release and/or separation agreements with respect to former Employees of Olsten whose last employment with Olsten was with the Health Services Business, and Olsten shall have no liability or obligation with respect thereto.

    14. WORKERS' COMPENSATION. As of the Effective Time, (i) Olsten shall assume or retain and shall be responsible for, or cause its insurance carriers to be responsible for, all liabilities and obligations related to workers' compensation claims asserted or benefits relating to any occupational illnesses and injuries prior to and after the Effective Time in respect of any Olsten Employee, and OHS shall have no liability or obligation with respect thereto, and (ii) OHS shall assume or retain and shall be responsible for, or cause its insurance carriers to be responsible for, subject to Section 5.11 of the Separation Agreement with respect to pre-Effective Time Claims, all liabilities and obligations related to workers' compensation claims asserted or benefits relating to any occupational illnesses and injuries incurred prior to and after the Effective Time in respect of any OHS Employee, and Olsten shall have no liability or obligation with respect thereto.

    15. OTHER EMPLOYEE BENEFIT PLANS. All Plans maintained by the Olsten Group not specifically described herein, and all assets, obligations and liabilities thereunder, shall be apportioned and allocated between Olsten and OHS based on the relative participation in and accrued benefits under such Plan by Olsten Employees and OHS Employees, respectively, in accordance with the general terms and principles of this Agreement.

    16. NON-U.S. PLANS GENERALLY. All Plans maintained by the Olsten Group (the "Foreign Plans") which provide benefits to Employees located outside the United States, including without limitation expatriates, and to expatriate Employees located in the United States, and all assets, obligations and liabilities thereunder, shall be apportioned and allocated between Olsten and OHS based on the relative participation in and accrued benefits under such Foreign Plan by Olsten Employees and OHS Employees, respectively, in accordance with the general terms and principles of this Agreement. Any transfer of assets or liabilities from a Foreign Plan shall be made on the basis of reasonable methods and assumptions determined by the local actuarial firm that is, as of the date of this Agreement, serving as the actuary for such Foreign Plan (or another actuarial firm if the parties hereto so agree) (the "Local Actuary"), in accordance with applicable legal and regulatory requirements, local practice and the past practice of Olsten, provided that each of Olsten and OHS shall be entitled to review such methods and assumptions and object to them if they are unreasonable, and to review all calculations and determinations of the Local Actuary for accuracy.

    17. RELATIONSHIP OF PARTIES. Nothing in this Agreement shall be deemed or construed by the parties hereto or any third party as creating the relationship of principal and agent, partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein, and no act of the parties hereto, shall be deemed to create any relationship between such parties other than the relationship set forth herein.

    18. ACCESS TO INFORMATION; COOPERATION. The parties hereto shall provide one another with such information within the scope of this Agreement as is reasonably necessary to administer each party's Plans. The parties hereto shall cooperate with each other to minimize the disruption caused by any such access and providing of information.

    19. REIMBURSEMENT. Olsten and OHS acknowledge that Olsten, on the one hand, and OHS, on the other hand, may incur costs and expenses, including, but not limited to, contributions to Plans and the payment of insurance premiums arising from or related to any of the Plans which are, as set forth in this Agreement, the responsibility of the other party hereto. Accordingly, Olsten and OHS shall reimburse each other, as soon as practicable, but in any event within thirty (30) days of receipt from the other party hereto of appropriate verification, for all such costs and expenses.

    20. CREDIT FOR SERVICE PRIOR TO THE EFFECTIVE TIME. An OHS Employee shall be given credit for all years of service with the Olsten Group performed prior to the Effective Time with respect to matters of employment generally, including participation in employee benefit plans, arrangements or practices, whether or not such service credit is expressly provided for elsewhere in this Agreement as to any particular employee benefit plan, arrangement or practice.

    21. AMENDMENT OR TERMINATION OF EMPLOYEE BENEFIT PLANS. Except as otherwise expressly provided herein, nothing in this Agreement is intended or does in fact limit the ability of Olsten or OHS, as applicable, in its sole discretion, from amending or terminating any employee benefit plan, arrangement or practice which it now maintains or may hereafter establish at any time or for any reason; PROVIDED, HOWEVER, that neither party shall amend any Plan to the extent that such amendment would have the effect of increasing the liabilities of the other party under any Plan of the other party, without such other party's consent.

    22. FURTHER ASSURANCES. Each party covenants that it will execute such additional instruments and take such actions as may be reasonably requested by the other to confirm or perfect or otherwise carry out the intent and purposes of this Agreement, including, but not limited to, sharing of participant information as necessary to facilitate administration of employee benefit plans, arrangements and practices.

    23. NO WAIVER. No failure by either party to insist upon the strict performance of any term, covenant, condition or provision of this Agreement, or to exercise any right or remedy consequent upon an event of default hereunder, shall constitute a waiver of any such default or of such term, covenant, condition or provision or a waiver or relinquishment for the future of the right to insist upon and to enforce by any appropriate legal remedy a strict compliance with all the terms, covenants, conditions and provision of this Agreement, or of the right to exercise any such rights or remedies, if any default by the other party be continued or repeated. No breach of this Agreement shall be waived except as set forth in a written instrument executed by the party waiving such breach. No waiver of any breach shall affect or alter this Agreement but every term, covenant, condition and provision of this

Agreement shall continue in full force and effect with respect to any other existing or subsequent breach hereof. Any failure on the part of any party hereto to comply with any of its obligations hereunder may be waived by the other party.

    24. CAPTIONS. The captions of the Sections of this Agreement have been inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

    25. AMENDMENT OF AGREEMENT. This Agreement may be amended only by a written agreement duly executed by each of the parties hereto.

    26. APPLICABLE LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of New York without regard to the principles of conflict of laws thereof, to the extent not preempted by federal law.

    27. MULTIPLE COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be regarded for all purposes as an original constituting but one and the same instrument.

    28. SEVERABILITY. If any one or more of the Sections, sentences or other portions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, the invalidity of any such Section, sentence, or other portion of this Agreement shall in no way affect the validity or effectiveness of the remainder of this Agreement, and this Agreement shall continue in force to the fullest extent permitted by law.

    29. ASSIGNMENTS. Except as otherwise provided herein, no party hereto shall give, assign or pledge its rights under this Agreement without the written consent of the other parties.

    30. NOTICES; DEMANDS; REQUESTS. All notices, demands and requests to be given or made hereunder to or by any party shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses and will be deemed given on the date on which such notice is received:

    (a) As to Olsten, prior to the Effective Time and OHS, prior to and after the Effective Time:

       Olsten Corporation
       175 Broad Hollow Road
       Melville, New York

       Attention: Edward A. Belchschmidt
       Telephone: (516) 844-7220
       Telecopy: (516) 844-7335

       With a copy to:

       Cahill Gordon & Reindel
       80 Pine Street
       New York, New York 10005

       Attention: Kenneth W. Orce, Esq.

    (b) As to Adecco, prior to or after the Effective Time or to Olsten after the Effective Time, to:

       Adecco SA
       1275 Cheserex
       Switzerland

       Attention: Felix A. Weber
       Telephone: 011 41 21 321 6666
       Telecopy:

       With a copy to:

       Latham & Watkins
       633 West Fifth Street, Suite 4000
       Los Angeles, California 90071

       Attention: Thomas W. Dobson, Esq.
       Telephone: (213) 485-1234 Telecopy: (213) 891-8763

       With a copy to:

       Baer & Karrer
       Rechtsanwaelte
       Seefeldstrasse 19
       8024 Zurich
       Switzerland

       Attention: PD Dr. Rolf Watter
       Telephone: 011 41 1 26 1 5150
       Telecopy: 011 41 25 1 3025

    Any of such addressees and addresses may be changed at any time upon written notice given in accordance with this Section to the other party by the party effecting the change. Any time periods commencing with notice prescribed by the terms of this Agreement shall commence with the date of receipt of written notice as provided under this Section.

    31. SURVIVAL OF COVENANTS. All covenants set forth herein shall survive the execution of this Agreement.

    32. ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties with respect to the transactions contemplated hereby and supersedes all other prior and contemporaneous agreements, undertakings, negotiations, discussions and representations, oral or written, between the parties.

    33. SPECIFIC PERFORMANCE. This Agreement and each and every provision hereof shall be specifically enforceable. Each party hereto upon the introduction and presentation to the applicable court having jurisdiction over the matter of evidence showing a material breach by the other party hereto shall be entitled to injunctive relief mandating specific performance. In addition, each party shall have all of the rights and remedies conferred in this Agreement or now or hereafter conferred at law or in equity, which rights and remedies are cumulative.

    34. NO THIRD PARTY BENEFICIARIES. No person or entity shall be deemed to be a third party beneficiary with respect to the obligations of any party hereto.

    35. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

    IN WITNESS WHEREOF, the parties to this Agreement have caused their corporate names to be subscribed by officers duly authorized as of the date first set forth above.


                                                       OLSTEN CORPORATION

                                                       By:
                                                            -----------------------------------------
                                                            Name: Edward A. Blechschmidt
                                                            Title: President and Chief Executive
                                                                   Officer

                                                       AARONCO CORP.

                                                       By:
                                                            -----------------------------------------
                                                            Name: William P. Costantini
                                                            Title: Executive Vice President

                                                           EXHIBIT B TO
                                                           SEPARATION AGREEMENT

                             TAX SHARING AGREEMENT

    This Agreement is entered into as of August 17, 1999 by and between Olsten Corporation, a Delaware corporation ("Olsten"), Gentiva Health Services, Inc, a Delaware corporation ("OHS"), and Adecco SA, a societe anonyme organized under the laws of Switzerland ("Adecco"). Olsten and OHS are sometimes collectively referred to herein as the "Companies." Capitalized terms used in this Agreement are defined in Section 1 below. Unless otherwise indicated, all "Section" references in this Agreement are to sections of this Agreement.

                                    RECITALS

    WHEREAS, as of the date hereof, Olsten is the common parent of an affiliated group of corporations, including OHS, which has elected to file consolidated federal income tax returns;

    WHEREAS, the Companies have entered into a Separation Agreement setting forth the corporate transactions pursuant to which Olsten will effect the Split-Off;

    WHEREAS, as a result of the Split-Off, OHS and its subsidiaries will cease to be members of the affiliated group of which Olsten is the common parent, effective as of the end of the Split-Off Date; and

    WHEREAS, the Companies desire to provide for and agree upon the allocation between the parties of liabilities for Taxes arising prior to, as a result of, and subsequent to the transactions contemplated by the Separation Agreement, and to provide for and agree upon other matters relating to Taxes;

    NOW, THEREFORE, in consideration of the mutual agreements contained herein, the Companies hereby agree as follows:

    Section 1. DEFINITION OF TERMS. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

    "ACCOUNTING CUTOFF DATE" means, with respect to an entity, any date as of the end of which there is a closing of the financial accounting records for such entity.

    "ACCOUNTING FIRM" shall have the meaning provided in Section 13.

    "ADECCO" means Adecco SA, a societe anonyme organized under the laws of Switzerland, and any successor.

    "ADJUSTMENT REQUEST" means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including without limitation (a) any amended Tax return claiming adjustment to the Taxes as reported on a Tax Return or, if applicable, as previously adjusted, or (b) any claim for refund or credit of Taxes previously paid.

    "AFFILIATE" means any entity that directly or indirectly is "controlled" by the person or entity in question. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract or otherwise. Except as otherwise provided herein, the term Affiliate shall refer to Affiliates of a person as determined immediately after the Split-Off.

    "AGREEMENT" shall mean this Tax Sharing Agreement.

    "ALLOCATED FEDERAL TAX LIABILITY" shall have the meaning provided in
Section 5.01(b)(i).

    "CODE" means the U.S. Internal Revenue Code of 1986, as amended, or any successor law.

    "COMPANIES" means Olsten and OHS, collectively, and "Company" means either Olsten or OHS.

    "CONSOLIDATED OR COMBINED INCOME TAX" means any Income Tax computed by reference to the assets and activities of members of more than one Group.

    "CONSOLIDATED OR COMBINED STATE INCOME TAX" means any State Income Tax computed by reference to the assets and activities of members of more than one Group.

    "CONSOLIDATED TAX LIABILITY" means, with respect to any Olsten Federal Consolidated Return, the "tax liability of the group" as that term is used in Treasury Regulation Section 1.1552-1(a)(1) (including applicable interest, additions to the tax, additional amounts, and penalties as provided in the
Code), adjusted as follows:

        (i) such tax liability shall be treated as including any alternative minimum tax liability under Code Section 55; and

        (ii) in the case of the Tax Period which includes the Split-Off Date, the Consolidated Tax Liability shall be computed as if the Split-Off Date were the last day of the Tax Period.

    "CONTRIBUTION AND SALE AGREEMENT" means the Contribution and Sale Agreement,
dated as of       , 2000, by and among Olsten, OHS and [  ].

    "CUMULATIVE FEDERAL TAX PAYMENT" shall have the meaning provided in
Section 5.01(b)(ii).

    "EFFECTIVE TIME" shall have the meaning provided in the Merger Agreement.

    "FEDERAL ALLOCATION METHOD" shall have the meaning provided in
Section 2.02(a).

    "FEDERAL INCOME TAX" means any Tax imposed by Subtitle A or F of the Code.

    "FOREIGN INCOME TAX" means any Tax imposed by any foreign country or any possession of the United States, or by any political subdivision of any foreign country or United States possession, which is an income tax as defined in Treasury Regulation Section 1.901-2.

    "GROUP" means the Olsten Group or the OHS Group, as the context requires.

    "INCOME TAX" means any Federal Income Tax, State Income Tax, or Foreign Income Tax.

    "JOINT ADJUSTMENT" means any proposed adjustment by a Tax Authority or claim for refund asserted in a Tax Contest which is neither an OHS Adjustment nor a Olsten Adjustment.

    "MERGER AGREEMENT" means an Agreement and Plan of Merger by and among Adecco, Staffing Acquisition Corp., a Delaware corporation ("Merger Sub") and Olsten dated as of August 17, 1999.

    "OHS" means Gentiva Health Services, Inc., a Delaware corporation, and any successor.

    "OHS ADJUSTMENT" means any proposed adjustment by a Tax Authority or Adjustment Request to the extent OHS would be exclusively liable for any resulting Tax (or exclusively liable for an indemnification payment (including, without limitation, pursuant to Section 4.06(f))) under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

    "OHS COMMON STOCK" means the shares of common stock, par value $.01, per share, of OHS.

    "OHS CONSOLIDATED NOL" means the portion of any consolidated or combined net operating loss reported on any original Olsten Federal Consolidated Return or original Consolidated or Combined State Income Tax Return that is attributable to one or more members of the OHS Group, excluding, in the case of the taxable year in which the Split-Off occurs, any deduction attributable to the OHS Group arising in connection with the transfer (or vesting) of the preferred stock of OHS pursuant to the Contribution and Sale Agreement.

    "OHS GROUP" means OHS and its Affiliates as determined immediately after the Split-Off.

    "OHS GROUP PRIOR FEDERAL TAX LIABILITY" shall have the meaning provided in
Section 2.02(b)(i)(B).

    "OHS GROUP PRIOR STATE TAX LIABILITY" shall have the meaning provided in
Section 2.03(b)(ii)(A)(ii).

    "OHS GROUP RECOMPUTED FEDERAL TAX LIABILITY" shall have the meaning provided in Section 2.02(b)(i)(A).

    "OHS GROUP RECOMPUTED STATE TAX LIABILITY" shall have the meaning provided in Section 2.03(b)(ii)(A)(1).

    "OLSTEN" means Olsten Corporation, a Delaware corporation, and any successor.

    "OLSTEN ADJUSTMENT" means any proposed adjustment by a Tax Authority or Adjustment Request to the extent Olsten would be exclusively liable for any resulting Tax (or exclusively liable for an indemnification payment) under this Agreement or exclusively entitled to receive any resulting Tax Benefit under this Agreement.

    "OLSTEN COMMON STOCK" means, collectively, the outstanding shares of common stock, par value $.10 per share, and the Class B common stock, par value $.10 per share, of Olsten.

    "OLSTEN FEDERAL CONSOLIDATED RETURN" means any United States federal Tax Return for the affiliated group (as that term is defined in Code Section 1504) that includes Olsten as the common parent and includes any member of the OHS Group.

    "OLSTEN GROUP" means Olsten and its Affiliates, excluding any entity that is a member of the OHS Group.

    "OLSTEN HEALTH SERVICES CAPITAL LOSS" means any capital loss recognized by Olsten on the transfer of the stock of Olsten Health Services, Inc. to OHS pursuant to the Contribution and Sale Agreement.

    "PAYMENT DATE" means, (i) with respect to any Olsten Federal Consolidated Return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any Tax Return for any Consolidated or Combined State Income Tax, the corresponding dates determined under the applicable Tax Law.

    "POST-SPLIT-OFF PERIOD" means any Tax Period beginning after the Split-Off Date and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Split-Off Date.

    "PRE-SPLIT-OFF PERIOD" means any Tax Period ending on or before the Split-Off Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Split-Off Date.

    "PRIME RATE" means the base rate on corporate loans charged by The Chase Manhattan Bank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed.

    "PRIOR INTERCOMPANY TAX ALLOCATION AGREEMENTS" means any written or oral agreement or any other arrangements relating to allocation of Taxes existing between or among the Olsten Group and/or the OHS Group as of the Split-Off Date (other than this Agreement and the Separation Agreement and other than any such agreement or arrangement between or among persons who are members of a single Group).

    "RESPONSIBLE COMPANY" means, with respect to any Tax Return, the Company having responsibility for preparing and filing such Tax Return under this Agreement.

    "RESTRUCTURING INCOME TAXES" means (i) any incremental Income Taxes imposed on the Olsten Group or the OHS Group solely as a result of pre-Effective Time transfers of assets (including, without limitation, any stock or other debt or equity interests in entities) or liabilities pursuant to the Separation Agreement (including, without limitation, any Income Taxes resulting from the triggering of deferred intercompany gains or excess loss accounts), whether or not liability for such Income Taxes is triggered by the Split-Off and (ii) any incremental Income Taxes imposed on the Olsten Group or the OHS Group that are not described in clause (i) and that result solely from the triggering of any deferred intercompany gains or excess loss accounts by virtue of the Split-Off (other than an excess loss account with respect to the stock of OHS), computed, under both clause (i) and clause (ii), without taking into account any net operating loss arising in the Olsten Federal Consolidated Returns or Consolidated or Combined State Income Tax Returns or any Olsten Health Services Capital Loss; PROVIDED, that no Tax that is a Section 311(b) Tax shall be considered a Restructuring Income Tax. Notwithstanding anything to the contrary in this definition, Restructuring Income Taxes shall not include any Taxes imposed on or attributable to any member of the Olsten Group that would not have been imposed if the parties had not signed and implemented the Contribution and Sale Agreement and, in lieu thereof, Olsten had distributed the stock of Olsten Health Services, Inc. in the Split-Off, which Taxes shall be borne 100% by Olsten.

    "REVIEWING COMPANY" shall have the meaning provided in Section 4.05.

    "SECTION 311(b) TAXES" means any incremental Income Taxes imposed on Olsten with respect to the distribution of OHS stock pursuant to the Split-Off, pursuant to Section 311(b) of the Code (or any similar provision of state, local or foreign law) and/or as a result of triggering an excess loss account with respect to the stock of OHS, computed without taking into account any net operating loss arising in the Olsten Federal Consolidated Returns or Consolidated or Combined State Income Tax Returns or any Olsten Health Services Capital Loss.

    "SEPARATE COMPANY TAX" means any Tax computed by reference to the assets and activities of a member or members of a single Group.

    "SEPARATION AGREEMENT" means the agreement, as amended from time to time, setting forth the corporate transactions required to effect the Split-Off, and to which this Tax Sharing Agreement is attached as an exhibit.

    "SPLIT-OFF" means the distribution by Olsten of all of the outstanding OHS Common Stock in redemption of a portion of the outstanding Olsten Common Stock.

    "SPLIT-OFF DATE" means the date on which the Split-Off occurs.

    "STATE INCOME TAX" means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state and local franchise or similar Taxes measured by net income.

    "STRADDLE PERIOD" means any Tax Period that begins on or before and ends after the Split-Off Date.

    "TAX" or "TAXES" means (i) any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof,
(ii) any interest, penalties, additions to tax, or additional amounts in respect of the foregoing and (iii) any transferee, successor, joint and several or contractual liability for any item described in clauses (i) or (ii).

    "TAX AUTHORITY" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

    "TAX BENEFIT" means any refund, credit, or other reduction in otherwise required Tax payments (including any reduction in estimated tax payments).

    "TAX CONTEST" means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes of any of the Companies or their Affiliates (including any administrative or judicial review of any Adjustment Request) for any Tax Period ending on or before the Split-Off Date or any Straddle Period.

    "TAX CONTEST COMMITTEE" shall have the meaning provided in Section 8.02(b).

    "TAX ITEM" means, with respect to any Income Tax, any item of income, gain, loss, deduction, and credit.

    "TAX LAW" means the Law of any governmental entity or political subdivision thereof relating to any Tax.

    "TAX PERIOD" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

    "TAX RECORDS" means Tax Returns, Tax Return workpapers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority.

    "TAX RETURN" means any report of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

    "TRANSACTIONS" means the transactions contemplated by the Separation Agreement.

    "TREASURY REGULATIONS" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

    Section 2. ALLOCATION OF TAX Liabilities. The provisions of this Section 2 are intended to determine each Company's liability for Taxes with respect to Pre-Split-Off Periods. Once the liability has been determined under this
Section 2, Section 5 determines the time when payment of the liability is to be made, and whether the payment is to be made to the Tax Authority directly or to another Company.

    2.01 GENERAL RULE.

    (a) OLSTEN LIABILITY. Olsten shall be liable for all Taxes not specifically allocated to OHS under this Section 2, including, without limitation, all Taxes specifically allocated to Olsten under this Section 2. Olsten shall indemnify and hold harmless the OHS Group from and against any liability for Taxes which Olsten is liable under this Section 2.01(a).

    (b) OHS LIABILITY. OHS shall be liable for, and shall indemnify and hold harmless the Olsten Group from and against any liability for, Taxes which are specifically allocated to OHS under this Section 2.

    (c) TREATMENT OF CERTAIN DEDUCTIONS. For all purposes of this Agreement, any disallowance on or after the date hereof, pursuant to Section 280G of the Code (or any similar state or local provision), of the deduction for payments made to Anthony H. Reeves taken by Olsten on the original Olsten Federal Consolidated Return and Consolidated or Combined State Income Tax Returns for the taxable year ended January 1, 1995, in connection with the merger of Lifetime Corporation with and into Olsten, shall be treated as a disallowed deduction of a member of the OHS Group. Thus, for example, in determining the OHS Group Recomputed Federal Tax Liability, the OHS Group Prior Federal Tax Liability, the OHS Group Recomputed State Tax Liability and the OHS Group Prior State Tax Liability, any such disallowed deduction shall be treated as an adjustment to the taxable income (or loss) of the OHS Group at the time such disallowance occurs.

    2.02 ALLOCATION OF UNITED STATES FEDERAL INCOME TAX.

    (a) ALLOCATION OF TAX RELATING TO OLSTEN FEDERAL CONSOLIDATED RETURNS FILED AFTER THE EFFECTIVE TIME. With respect to any Olsten Federal Consolidated Return filed after the Effective Time (excluding any amended return), the Consolidated Tax Liability shall be allocated between the Groups in accordance with the method prescribed in Treasury Regulation Section 1.1552-1(a)(1) (as in effect on the date hereof) determined by treating each Group as a single member of the consolidated group (the "Federal Allocation Method"), and by excluding any items of income for which Tax liability is allocated pursuant to Section 2.04. For purposes of such allocation, the excess, if any, of (i) Consolidated Tax Liability over (ii) Consolidated Tax Liability determined without regard to any alternative minimum tax liability under Code Section 55 shall be allocated between the Groups in accordance with their respective amounts of alternative minimum taxable income, and any corresponding alternative minimum tax credit shall be allocated in accordance with the allocation of such alternative minimum tax liability. Any amount so allocated to the OHS Group shall be a liability of OHS to Olsten under this Section 2. Amounts described in Code Section 1561 (relating to limitations on certain multiple benefits) shall be divided equally among the Olsten Group and the OHS Group to the extent permitted by the Code.

    (b) ALLOCATION OF OLSTEN FEDERAL CONSOLIDATED RETURN TAX ADJUSTMENTS. If there is any adjustment to the reported Tax liability with respect to any Olsten Federal Consolidated Return, or to such Tax liability as previously adjusted, OHS shall be liable to Olsten for the lesser of:

        (i) the excess (if any) of:

        (A) the Consolidated Tax Liability of the OHS Group computed as if all members of the OHS Group included in the Tax Return had filed a consolidated Tax Return for such members based on the Tax Items of such members as so adjusted, and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of (I) net operating losses arising in the Olsten Federal Consolidated Returns for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Federal Consolidated Returns as originally filed or (II) any Olsten Health Services Capital Loss (the "OHS Group Recomputed Federal Tax Liability"); over

        (B) the Consolidated Tax Liability of the OHS Group computed as if such members of the OHS Group had filed a consolidated Tax Return for such members based on the Tax items of such members as originally reported (or, if applicable, as previously adjusted, but only if such Consolidated Tax Liability as previously adjusted exceeds such Consolidated Tax Liability as originally reported), and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of (I) net operating losses arising in the Olsten Federal Consolidated Returns for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Federal Consolidated Returns as originally filed or
    (II) any Olsten Health Services Capital Loss (the "OHS Group Prior Federal Tax Liability"); or

        (ii) the amount determined under clause (i)(A).

    If the OHS Group Prior Federal Tax Liability exceeds the OHS Group Recomputed Federal Tax Liability, Olsten shall be liable to OHS for such excess, but, except as provided in Section 4.06(b), only to the extent that the OHS Group Prior Federal Tax Liability immediately before the adjustment exceeds the OHS Group Prior Federal Tax Liability as originally reported. For purposes of this Section 2.02(b), if the OHS Group has a net operating loss after taking into account the adjustments allocable to such group, the OHS Group Recomputed Federal Tax Liability shall be less than zero to the extent such net operating loss produces a Tax Benefit in consolidation for any taxable year. For purposes of this paragraph, the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an adjustment to the related Consolidated Tax Liability.

    2.03 ALLOCATION OF STATE INCOME TAXES. State Income Taxes shall be allocated as follows:

        (a) SEPARATE COMPANY TAXES. Except as otherwise provided in
    Section 2.04, in the case of any State Income Tax which is a Separate Company Tax, OHS shall be liable for any such Tax imposed on any members of the OHS Group.

        (b) CONSOLIDATED OR COMBINED STATE INCOME TAXES. In the case of any Consolidated or Combined State Income Tax, the liability of OHS with respect to such Tax for any Tax Period shall be computed as follows:

           (i) ALLOCATION OF TAX REPORTED ON TAX RETURNS FILED AFTER THE EFFECTIVE TIME. In the case of any Consolidated or Combined State Income Tax reported on any Tax Return filed after the Effective Time (excluding any amended return), OHS shall be liable to Olsten for the State Income Tax liability computed as if all members of the OHS Group included in the computation of such Tax had filed a Consolidated or Combined Tax Return for such OHS Group members based on the income, apportionment factors, and other items of such members, and determined by excluding any items of income for which Tax liability is allocated pursuant to Section 2.04.

           (ii) ALLOCATION OF COMBINED OR CONSOLIDATED STATE INCOME TAX ADJUSTMENTS. If there is any adjustment to the amount of Consolidated or Combined State Income Tax reported on any Tax Return, or as previously adjusted, the liability of the OHS Group shall be recomputed as provided in this subparagraph. OHS shall be liable to Olsten for the lesser of

           (A) the excess (if any) of:

               (1) the State Income Tax liability computed as if all members of the OHS Group included in the Tax Return had filed a consolidated or combined Tax Return for such members based on the income, apportionment factors, and other items of such members as so adjusted, and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of (I) net operating losses arising in a Consolidated or Combined State Income Tax Return for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Consolidated or Combined State Income Tax Returns as originally filed or (II) any Olsten Health Services Capital Loss (the "OHS Group Recomputed State Tax Liability"); over

               (2) the State Income Tax liability computed as if such members of the OHS Group had filed a consolidated or combined Tax Return for such members based on the income, apportionment factors, and other items of such members as originally reported (or, if applicable, as previously adjusted, but only if such Tax Liability as previously adjusted exceeds such Tax Liability as originally reported), and computed without taking into account any items of income for which Tax liability is allocated pursuant to Section 2.04 and any carryback of (I) net operating losses arising in a Consolidated or Combined State Income Tax Return for the taxable years ended January 3, 1999 and all subsequent Tax Periods, to the extent such net operating losses are reflected in the Olsten Consolidated or Combined State Income Tax Returns as originally filed or (II) any Olsten Health Services Capital Loss (the "OHS Group Prior State Tax Liability"); OR

           (B) the amount determined under clause (A)(1).

If the OHS Group Prior State Tax liability exceeds the OHS Group Recomputed State Tax liability, Olsten shall be liable to OHS for such excess, but, except as provided in Section 4.06(b), only to the extent that the OHS Group Prior State Tax Liability immediately before the adjustment exceeds the OHS Group Prior State Tax Liability as originally reported. For purposes of this
Section 2.03(b), if the OHS Group has a net operating loss after taking into account the adjustments allocable to such group, the OHS Group Recomputed State Tax Liability shall be less than zero to the extent such net operating loss produces a Tax Benefit in consolidation for any taxable year.

    For purposes of this paragraph, the determination and payment of estimated Taxes (including the determination and payment of any Tax required to be paid with a request for an extension of time to file a Tax Return) shall not be treated as an adjustment to the related Consolidated or Combined State Income Tax.

    2.04 RESTRUCTURING INCOME TAXES AND SECTION 311(B) TAXES. All Restructuring Income Taxes shall be allocated 50% to Olsten and 50% to OHS. All
Section 311(b) Taxes shall be allocated 100% to OHS, except for the following
Section 311(b) Taxes, which shall be allocated 100% to Olsten: (1) all
Section 311(b) Taxes to the extent such Taxes exceed the Section 311(b) Taxes that would have been imposed if the parties had not signed and implemented the Contribution and Sale Agreement and, in lieu thereof, Olsten had distributed the stock of Olsten Health Services, Inc. in the Split-Off, (2) all Section 311(b) Taxes resulting from any appreciation in the stock of OHS after February 29, 2000 and (3) all Section 311(b) Taxes that would not have been imposed but for some action taken (or caused to be taken) by Adecco, Olsten or their Affiliates after the Effective Time.

    2.05 ALLOCATION OF OTHER TAXES. All Taxes other than Income Taxes shall be allocated based on the legal entity on which the primary legal incidence of the Tax is imposed. As between the parties to this Agreement, OHS shall be liable for all non-Income Taxes imposed on any member of the OHS Group. The Companies believe that there is no non-Income Tax not specifically allocated pursuant to Sections 2.02, 2.03 and 2.04 which is legally imposed on more than one legal entity (e.g., joint and several liability); however, if there is any such Tax, it shall be allocated in accordance with past practices as reasonably determined by the affected Companies (as long as there is a reasonable basis to conclude that the past practice at issue complies with applicable law), or in the absence of such practices, in accordance with any allocation method agreed upon by the affected Companies.

    Section 3. PRORATION OF TAXES FOR STRADDLE PERIODS

    3.01 GENERAL METHOD OF PRORATION. In the case of any Straddle Period, Tax Items shall be apportioned between Pre-Split-Off Periods and Post-Split-Off Periods in accordance with the principles of Treasury Regulation
Section 1.1502-76(b) as reasonably interpreted and applied by the Companies. No election shall be made under Treasury Regulation
Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items). If the Split-Off Date is not an Accounting Cutoff Date, the provisions of Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items) for the month which includes the Split-Off Date.

    3.02 TRANSACTION TREATED AS EXTRAORDINARY ITEM. In determining the apportionment of Tax Items between Pre-Split-Off Periods and Post-Split-Off Periods, any Tax Items relating to the Transactions shall be treated as an extraordinary item described in Treasury Regulation
Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to Pre-Split-Off Periods, and any Taxes related to such items shall be treated under Treasury Regulation
Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to Pre-Split-Off Periods.

    Notwithstanding the preceding sentence, (1) all deductions attributable to payments made under the OHS Supplemental Executive Retirement Plan (including, without limitation, all payments made in connection with a termination of such plan) shall be allocated to Post-Split-Off Periods and all such deductions shall be solely for the benefit of OHS (and shall not be claimed by the Olsten Group) and (2) all deductions attributable to payments made under the Olsten Supplemental Executive Retirement Plan (including, without limitation, all payments made in connection with a termination of such plan) shall be solely for the benefit of Olsten (and shall not be claimed by the OHS Group).

    Section 4. PREPARATION AND FILING OF TAX RETURNS.

    4.01 GENERAL. Except as otherwise provided in this Section 4, Tax Returns shall be prepared and filed when due (including extensions) by the person obligated to file such Tax Returns under the Code or applicable Tax law. The Companies shall provide, and shall cause their Affiliates to provide, assistance and cooperate with one another in accordance with Section 6 with respect to the preparation and filing of Tax Returns, including providing information required to be provided in Section 7.

    4.02 OLSTEN RESPONSIBILITY. Olsten shall prepare and file, or shall cause to be prepared and filed, (a) all Olsten Federal Consolidated Returns and (b) all Consolidated or Combined State Income Tax Returns that include at least one member of the Olsten Group and at least one member of the OHS Group.

    4.03 TAX ACCOUNTING PRACTICES. Except as otherwise provided in this
Section 4.03, any Tax Return for any Pre-Split-Off Period or any Straddle Period, and any Tax Return for any Post-Split-Off Period to the extent items reported on such Tax Return might reasonably affect items reported on any Tax Return for any Pre-Split-Off Period or any Straddle Period, shall be prepared in accordance with past Tax accounting practices used with respect to the Tax Returns in question (unless such past practices are no longer permissible under the Code or other applicable Tax Law), and to the extent any items are not covered by past practices (or in the event such past practices are no longer permissible under the Code or other applicable Tax Law), in accordance with reasonable Tax accounting practices selected by the Responsible Company.

    4.04 CONSOLIDATED OR COMBINED RETURNS. The Companies will elect and join, and will cause their respective Affiliates to elect and join, in filing consolidated, unitary, combined, or other similar joint Tax Returns, to the extent each entity is eligible to join in such Tax Returns, if the Companies reasonably determine that the filing of such Tax Returns is consistent with past reporting practices, or in the absence of applicable past practices, will result in the minimization of the net present value of the aggregate Tax to the entities eligible to join in such Tax Returns.

    4.05 RIGHT TO REVIEW AND CONSENT TO TAX RETURNS. The Responsible Company with respect to any Tax Return shall make such Tax Return and related workpapers available for review and consent (prior to filing) by the other Company (the "Reviewing Company"), to the extent (i) such Tax Return relates to Taxes for which the Reviewing Company may be liable or, if the Reviewing Company is OHS, relates to Tax attributes that may give rise to an indemnification obligation under Section 4.06(f), (ii) such Tax Return relates to Taxes for which the Reviewing Company may be liable in whole or in part for any additional Taxes owing as a result of adjustments to the amount of Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the Reviewing Company may have a claim for Tax Benefits under this Agreement, or (iv) at the request of the Reviewing Company, if such Tax Return is not described in clauses (i),
(ii) or (iii), but the Reviewing Company reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement. The Responsible Company shall use its reasonable best efforts to make such Tax Return available for review and consent as required under this paragraph sufficiently in advance of the due date for filing such Tax Returns (and in no event less than 21 days before the due date) to provide the Reviewing Company with a meaningful opportunity to analyze and comment on such Tax Returns and have such Tax Returns modified before filing, taking into account the person responsible for payment of the tax (if any) reported on such Tax Return and the materiality of the amount of Tax liability with respect to such Tax Return. The Companies shall attempt in good faith to resolve any issues arising out of the review of such Tax Returns and the prior consent of a Reviewing Company shall not be unreasonably withheld. If there is an unresolved disagreement as to the prior consent of a Reviewing Company, such disagreement shall be resolved prior to the due date for filing the Tax Return at issue as provided in Section 13.

    4.06 CLAIMS FOR REFUND, CARRYBACKS, AND SELF-AUDIT ADJUSTMENTS ("ADJUSTMENT REQUESTS").

    (a) ADJUSTMENT REQUESTS RELATED TO CONSOLIDATED OR COMBINED INCOME TAXES. Except as otherwise provided in paragraph (b) below, unless Olsten consents in writing, which consent shall not be unreasonably withheld, (i) no Adjustment Request with respect to any Consolidated or Combined Income Tax for a Pre-Split-Off Period shall be filed by OHS. Olsten shall be entitled, without the consent of OHS, to carryback any net operating loss reported on any original Olsten Federal Consolidated Returns or Consolidated or Combined State Income Tax Returns (including any portion of such net operating loss attributable to a member of the OHS Group), and any Olsten Health Services Capital Loss, and shall be entitled to 100% of any resulting Tax Benefit; PROVIDED that control of any Tax Contest with respect to any such carryback refund claim shall be governed by Section 8.02 and PROVIDED, FURTHER, that no net operating loss or capital loss described in this sentence shall be carried back by Olsten to a taxable year ended prior to December 29, 1996. Subject to the preceding sentence, without the prior written consent of OHS (which shall not be unreasonably withheld), no member of the Olsten Group shall seek an Adjustment Request or consent to an adjustment with respect to any Pre-Split-Off Period if the requested adjustment would materially increase any payment or indemnification obligation of any member of the OHS Group under this Agreement. Any
Adjustment Request made in accordance with this Section 4.06 shall be prepared and filed by the Responsible Company for the Tax Return to be adjusted. The Company requesting the Adjustment Request shall provide to the Responsible Company all information required for the preparation and filing of such Adjustment Request in such form and detail as reasonably requested by the Responsible Company.

    (b) EXCEPTION FOR ADJUSTMENT REQUESTS RELATED TO AUDIT ADJUSTMENTS. Each of the Companies shall be entitled, without the consent of the other Company, to file (or request the other Company to file) an Adjustment Request with respect to any Pre-Split-Off Tax-Period to take into account any net operating loss, net capital loss, deduction, credit, or other adjustment attributable to such Company or any member of its Group corresponding to any adjustment resulting from any audit by the Internal Revenue Service or other Tax Authority with respect to Consolidated or Combined Income Taxes for any other Pre-Split-Off Tax Period.

    For example, if the Internal Revenue Service requires a Company to capitalize an item deducted for the taxable year 1993, the Company shall be entitled, without the consent of the other Company, to file (or request to be filed) an Adjustment Request for the taxable year 1994 (and later years) to take into account any depreciation or amortization deductions in such years directly related to the item capitalized in 1993.

    Any refund received pursuant to this Section 4.06(b) shall be for the benefit of the Group whose loss or other tax attribute gave rise to such refund.

    (c) OTHER ADJUSTMENT REQUESTS PERMITTED. Nothing in this Section 4.06 shall prevent any Company or its Affiliates from filing any Adjustment Request with respect to Income Taxes which are not Consolidated or Combined Income Taxes or with respect to any Taxes other than Income Taxes. Any refund or credit obtained as a result of any such Adjustment Request (or otherwise) shall be for the account of the person liable for the Tax under this Agreement.

    (d) PAYMENT OF REFUNDS. Any refunds or other Tax Benefits received by any Company (or any of its Affiliates) as a result of any Adjustment Request which are for the account of another Company (or member of such other Company's Group) shall be paid by the Company receiving (or whose Affiliate received) such refund or Tax Benefit to such other Company within 10 business days of receipt.

    (e) NO REATTRIBUTION OF LOSSES OF THE OHS GROUP. Olsten shall not make, and shall not cause or permit to be made, any election pursuant to Treasury Regulation Section 1.1502-20(g) or any other election that would have the effect of reattributing net operating losses or other tax attributes of any member of the OHS Group.

    (f) INDEMNIFICATION OF OLSTEN FOR CERTAIN DISALLOWED CARRYBACKS.

    If a refund attributable to a claimed carryback of any OHS Consolidated NOL for the taxable year ended January 3, 1999 or any subsequent taxable year to a taxable year ended on or after December 29, 1996 is denied in whole or in part solely because such OHS Consolidated NOL is disallowed in whole or in part, OHS shall indemnify Olsten for the resulting reduction in Olsten's carryback refund. The resulting reduction in an Olsten carryback refund shall be computed
(i) without
taking into account any Tax attribute attributable to members of the Olsten Group that is utilized by Olsten in lieu of the disallowed OHS Consolidated
NOL to obtain a refund of the Taxes that were the subject of the disallowed refund claim, except to the extent that such Olsten Group Tax attribute would not have provided a Tax Benefit to the Olsten Group in any subsequent Tax Period, (ii) by taking into account any other Tax attribute attributable to any member of the OHS Group (including, without limitation, any other OHS Consolidated NOL described in this section 4.06(f)) that is utilized by Olsten (or any other member of the Olsten Group) at any time (in accordance with this Agreement) in lieu of the disallowed OHS Consolidated NOL to obtain a refund of the Taxes that were the subject to the disallowed refund claim and (iii) without taking into account any disallowed refund of any Taxes paid after December 31, 1999 by any member of the Olsten Group or the OHS Group.

    Section 5. TAX PAYMENTS AND INTERCOMPANY BILLINGS.

    5.01 PAYMENT OF TAXES WITH RESPECT TO OLSTEN FEDERAL CONSOLIDATED RETURNS FILED AFTER THE EFFECTIVE TIME. In the case of any Olsten Federal Consolidated Return the due date for which (including extensions) is after the Effective Time,

        (a) COMPUTATION AND PAYMENT OF TAX DUE. At least ten business days prior to any Payment Date, Olsten shall compute the amount of Tax required to be paid to the Internal Revenue Service (taking into account the requirements of Section 4.03 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and Olsten will pay such amount to the Internal Revenue Service on or before such Payment Date.

        (b) COMPUTATION AND PAYMENT OF OHS LIABILITY WITH RESPECT TO TAX DUE. Within 5 days following any Payment Date, OHS will pay to Olsten the excess (if any) of:

           (i) the Consolidated Tax Liability determined as of such Payment Date with respect to the applicable Tax Period allocable to the members of the OHS Group as determined by Olsten in a manner consistent with the provisions of Section 2.02(a) (relating to allocation of the Consolidated Tax Liability in accordance with the Federal Allocation Method) (the "Allocated Federal Tax Liability"), over

           (ii) the cumulative net payments with respect to such Tax Return prior to such Payment Date by the members of the OHS Group (the "Cumulative Federal Tax Payment").

        If the OHS Group Cumulative Federal Tax Payment is greater than the OHS Group Allocated Federal Tax Liability as of any Payment Date, then Olsten shall pay such excess to OHS within 5 days of Olsten' receipt of the corresponding Tax Benefit (I.E., through either a reduction in Olsten' otherwise required Tax payment, or a refund of prior tax payments).

        (c) INTEREST ON INTERGROUP TAX ALLOCATION PAYMENTS. In the case of any payments to Olsten required under paragraph (b) of this subsection 5.01, OHS shall also pay to Olsten an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the applicable Payment Date to the date of payment. In the case of any payments by Olsten required under paragraph (b) of this subsection 5.01, Olsten shall also pay to OHS an amount of interest computed at the Prime Rate on the amount of the payment required based on the number of days from the date of receipt of the Tax Benefit to the date of payment of such amount to the payee.

    5.02 PAYMENT OF FEDERAL INCOME TAX RELATED TO ADJUSTMENTS.

    (a) ADJUSTMENTS RESULTING IN UNDERPAYMENTS. Olsten shall pay to the Internal Revenue Service when due any additional Federal Income Tax required to be paid as a result of any adjustment to the Tax liability with respect to any Olsten Federal Consolidated Return for any Pre-Split-Off Period. Olsten shall compute the amount attributable to the OHS Group in accordance with Section 2.02(b) and OHS shall pay to Olsten any amount due Olsten under Section 2.02(b) within 5 days from the later of (i) the date the additional Tax was paid by Olsten or (ii) the date of receipt by OHS of a written notice and demand from Olsten for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 5.02(a) shall include interest computed at the Prime Rate based on the number of days from the date the additional
Tax was paid by Olsten to the date of the payment under this Section 5.02(a).

    (b) ADJUSTMENTS RESULTING IN OVERPAYMENTS. Within 5 days of receipt by Olsten of any Tax Benefit resulting from any adjustment to the Consolidated Tax Liability with respect to any Olsten Federal Consolidated Return for any Pre-Split-Off Period, Olsten shall pay to OHS, or OHS shall pay to Olsten (as the case may be), their respective amounts due from or to Olsten as determined by Olsten in accordance with Section 2.02(b). Any payments required under this
Section 5.02(b) shall include interest computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Olsten to the date of payment to OHS under this Section 5.02(b).

    5.03 PAYMENT OF STATE INCOME TAX WITH RESPECT TO RETURNS FILED AFTER THE EFFECTIVE TIME.

    (a) COMPUTATION AND PAYMENT OF TAX DUE. At least ten business days prior to any Payment Date for any Tax Return with respect to any State Income Tax, the Responsible Company shall compute the amount of Tax required to be paid to the applicable Tax Authority (taking into account the requirements of Section 4.03 relating to consistent accounting practices) with respect to such Tax Return on such Payment Date and:

        (i) If such Tax Return is with respect to a Consolidated or Combined State Income Tax, Olsten will pay such amount to such Tax Authority on or before such Payment Date.

        (ii) If such Tax Return is with respect to a Separate Company Tax, the Responsible Company shall, if it is not the Company liable for the Tax reported on such Tax Return, notify the Company liable for such Tax in writing of the amount of Tax required to be paid on such Payment Date. The Company liable for such Tax will pay such amount to such Tax Authority on or before such Payment Date.

    5.04 PAYMENT OF STATE INCOME TAXES RELATED TO ADJUSTMENTS.

    (a) ADJUSTMENTS RESULTING IN UNDERPAYMENTS. Olsten shall pay to the applicable Tax Authority when due any additional State Income Tax required to be paid as a result of any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Split-Off Period. OHS shall pay to Olsten its respective share of any such additional Tax payment determined by Olsten in accordance with Section 2.03(b)(ii) within 5 days from the later of (i) the date the additional Tax was paid by Olsten or
(ii) the date of receipt by OHS of a written notice and demand from Olsten for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. OHS shall also pay to Olsten interest on its respective share of such Tax computed at the Prime Rate based on the number of days from the date the additional Tax was paid by Olsten to the date of its payment to Olsten under this Section 5.04(a).

    (b) ADJUSTMENTS RESULTING IN OVERPAYMENTS. Within 5 days of receipt by Olsten of any Tax Benefit resulting from any adjustment to the tax liability with respect to any Tax Return for any Consolidated or Combined State Income Tax for any Pre-Split-Off Period, Olsten shall pay to OHS its respective share of any such Tax Benefit determined by Olsten in accordance with
Section 2.03(b)(ii). Olsten shall also pay to OHS interest on its respective share of such Tax Benefit computed at the Prime Rate based on the number of days from the date the Tax Benefit was received by Olsten to the date of payment to OHS under this Section 5.04(b).

    5.05 PAYMENT OF SEPARATE COMPANY TAXES. Each Company shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Separate Company Taxes owed by such Company or a member of such Company's Group.

    5.06 INDEMNIFICATION PAYMENTS. If any Company (the "payor") is required to pay to a Tax Authority a Tax that another Company (the "responsible party") is required to pay to such Taxing Authority under this Agreement, the responsible party shall reimburse the payor within 30 days of delivery by the payor to the responsible party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 5.06.

    Section 6. ASSISTANCE AND COOPERATION

    6.01 GENERAL. After the Effective Time, each of the Companies shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Companies and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Companies and their Affiliates available to such other Companies as provided in
Section 7. Each of the Companies shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Companies or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Any information or documents provided under this Section 6 shall be kept confidential by the Company receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes.

    6.02 INCOME TAX RETURN INFORMATION. Each Company will provide to the other Company information and documents relating to their respective Groups required by the other Company to prepare Tax Returns. The Responsible Company shall determine a reasonable compliance schedule for such purpose in accordance with Olsten's past practices. Any additional information or documents the Responsible Company requires to prepare such Tax Returns will be provided in accordance with past practices, if any, or as the Responsible Company reasonably requests and in sufficient time for the Responsible Company to file such Tax Returns timely.

    Section 7. TAX RECORDS

    7.01 RETENTION OF TAX RECORDS. Except as provided in Section 7.02, each Company shall preserve and keep all Tax Records exclusively relating to the assets and activities of their respective Groups for Pre-Split-Off Tax Periods, and Olsten shall preserve and keep all other Tax Records relating to Taxes of the Groups for Pre-Split-Off Tax Periods, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, and (ii) seven years after the Effective Time. If, prior to the expiration of the applicable statute of limitations and such seven-year period, a Company reasonably determines that any Tax Records which it is required to preserve and keep under this Section 7 are no longer material in the administration of any matter under the Code or other applicable Tax Law, such Company may dispose of such records upon 90 days prior notice to the other Companies. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Companies shall have the opportunity, at their cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.

    7.02 STATE INCOME TAX RETURNS. Tax Returns with respect to State Income Taxes and workpapers prepared in connection with preparing such Tax Returns shall be preserved and kept, in accordance with the guidelines of Section 7.01, by the Company responsible for preparing and filing the applicable Tax Return.

    7.03 ACCESS TO TAX RECORDS. The Companies and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other Company in connection with the preparation of Tax Returns, audits, litigation, or the resolution of items under this Agreement.

    Section 8. TAX CONTESTS

    8.01 NOTICE. Each of the parties shall provide prompt notice to the other parties of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Taxes for which it may be indemnified by the other party hereunder (including, without limitation, any carryback refund claim that could result in an indemnification obligation under
Section 4.06(f)). Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party has no remaining forum in which to contest the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if clause (i) does not apply, but such failure to give prompt notice actually and materially prejudiced the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced, but only to the extent the indemnifying party was actually and materially prejudiced.

    8.02 CONTROL OF TAX CONTESTS.

    (a) SEPARATE COMPANY TAXES. In the case of any Tax Contest with respect to any Separate Company Tax, the Company having liability for the Tax shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability.

    (b) CONSOLIDATED OR COMBINED INCOME TAXES. In the case of any Tax Contest with respect to any Consolidated or Combined Income Tax, (i) Olsten shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any Olsten Adjustment, including settlement of any such Olsten Adjustment, (ii) OHS shall control the defense or prosecution of the portion of the Tax Contest directly and exclusively related to any OHS Adjustment, including any settlement of any OHS Adjustment, and (iii) a committee ("the Tax Contest Committee") shall control the defense or prosecution of Joint Adjustments and any and all administrative matters not directly and exclusively related to any Olsten Adjustment or OHS Adjustment. The Tax Contest Committee shall be comprised of two persons, one person selected by OHS (as designated in writing to Olsten) and one person selected by Olsten (as designated in writing to OHS). Each person serving on the Tax Contest Committee shall continue to serve unless and until he or she is replaced by the party designating such person. Any and all matters to be decided by the Tax Contest Committee shall require the unanimous approval of both persons serving on the committee. A Company shall not agree to any Tax liability for which another Company may be liable under this Agreement, shall not settle or compromise any other Tax Claim which may give rise to an indemnification obligation of another Company, and shall not settle or compromise any claim for any Tax Benefit to which another Company may be entitled under this Agreement, without such other Company's written consent (which consent may be given or withheld at the sole discretion of the Company from which the consent would be required).

    Section 9. EFFECTIVE DATE; TERMINATION OF PRIOR INTERCOMPANY TAX ALLOCATION AGREEMENTS. This Agreement shall become effective at the Effective Time. In the event the Merger Agreement is terminated for any reason, notwithstanding any other provision hereof, this Agreement shall terminate and no party shall have any liability to any other party pursuant to this Agreement. Immediately prior to the Effective Time, (i) all Prior Intercompany Tax Allocation Agreements shall be terminated, and (ii) any remaining obligations under such agreements as of the Split-Off Date shall be canceled as of the Split-Off Date. Upon such termination and cancellation, no further payments by or to the Olsten Group or by or to the OHS Group with respect to such agreements shall be made, and all other rights and obligations resulting from such agreements between the Companies and their Affiliates shall cease at such time. Any payments pursuant to such agreements shall be ignored for purposes of computing amounts due under this Agreement.

    Section 10. SURVIVAL OF OBLIGATIONS. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

    Section 11. EMPLOYEE MATTERS. Each of the Companies agrees to utilize, or cause its Affiliates to utilize, the alternative procedure set forth in Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to wage reporting.

    Section 12. TREATMENT OF PAYMENTS; TAX GROSS UP

    12.01 TREATMENT OF TAX INDEMNITY PAYMENTS. In the absence of any change in tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments made by a Company under Section 5 shall be reported for Tax purposes by the payor and the recipient in a manner consistent with Treasury Regulation
Section 1.1552-1(b), but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation
Section 1.1502-33(d) (or under corresponding principles of other applicable Tax
Laws).

    12.02 TAX GROSS UP. If, notwithstanding the manner in which Tax indemnity payments is reported, there is an adjustment to the Tax liability of a Company as a result of its receipt of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Income Taxes payable with respect to the receipt thereof (but taking into account all correlative Tax Benefits resulting from the payment of such Income Taxes), shall equal the amount of the payment which the Company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

    12.03 INTEREST UNDER THIS AGREEMENT. Anything herein to the contrary notwithstanding, to the extent one Company ("indemnitor") makes a payment of interest to another Company ("indemnitee") under this Agreement with respect to the period from the date that the indemnitee made a payment of Tax to a Tax Authority to the date that the indemnitor reimbursed the indemnitee for such Tax payment, or with respect to the period from the date that the indemnitor received a Tax Benefit to the date the indemnitor paid the Tax Benefit to the indemnitee, the interest payment shall be treated as interest expense to the indemnitor (deductible to the extent provided by law) and as interest income by the indemnitee (includible in income to the extent provided by law). The amount of the payment shall not be adjusted under Section 12.02 to take into account any associated Tax Benefit to the indemnitor or increase in Tax to the indemnitee.

    Section 13. DISAGREEMENTS. If after good faith negotiations the parties cannot agree on the application of this Agreement to any matter (including, without limitation, whether the prior consent of a Reviewing Company was unreasonably withheld under Section 4.05), then the matter will be referred to a nationally recognized accounting firm acceptable to each of the parties (the "Accounting Firm"). The Accounting Firm shall furnish written notice to the parties of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution or, in the event of a disagreement relating to the filing of a Tax Return, within 10 days of its acceptance of such matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on all parties to this Agreement. In accordance with Section 15, each party shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by the parties affected by the matter.

    Section 14. LATE PAYMENTS. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus two percent, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this
Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

    Section 15. EXPENSES. Except as provided in Section 13, each party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

    Section 16. GENERAL PROVISIONS.

    16.01 ADDRESSES AND NOTICES. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered to the party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

    If to Adecco or Olsten:

       Adecco SA
       1275 Cheserex
       Switzerland
       Attention: Felix A. Weber
       Telephone: 011 41 21 321 6666
       Telecopy: 011 41 21 321 6688

    With a copy to:

       Latham & Watkins
       633 West Fifth Street, Suite 4000
       Los Angeles, California 90071

       Attention: Thomas W. Dobson, Esq.
       Telephone: (213) 485-1234
       Telecopy: (213) 891-8763

    If to OHS:

       Gentiva Health Services, Inc.
       175 Broad Hollow Road
       Melville, New York 11747

       Attention: Edward A. Blechschmidt

    With a copy to:

       Cahill Gordon & Reindel
       80 Pine Street
       New York, New York 10005

       Attention: Kenneth W. Orce
       Telephone: (212) 701-3000
       Telecopy: (212) 269-5420

    A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

    16.02 BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

    16.03 WAIVER. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

    16.04 INVALIDITY OF PROVISIONS. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

    16.05 FURTHER ACTION. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other party and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other party in accordance with Section 8.

    16.06 INTEGRATION. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understandings pertaining thereto. In the event of any inconsistency between this Agreement and the Distribution Agreement or any other agreements relating to the transactions contemplated by the Distribution Agreement, the provisions of this Agreement shall control.

    16.07 CONSTRUCTION. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party.

    16.08 NO DOUBLE RECOVERY; SUBROGATION. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations expressly provided in this Agreement (for example, the limitation on filing claims for refund in Section 4.06), the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

    16.09 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

    16.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any provision thereof relating to conflicts of law.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                                                       OLSTEN CORPORATION


                                                       ---------------------------------------------
                                                       By:   Edward A. Blechschmidt
                                                       Its:  PRESIDENT AND CHIEF
                                                             EXECUTIVE OFFICER

                                                       AARONCO CORP.


                                                       ---------------------------------------------
                                                       By:   William P. Costantini
                                                       Its:  EXECUTIVE VICE PRESIDENT

                                                       ADECCO SA


                                                       ---------------------------------------------
                                                       By:   Felix A. Weber
                                                       Its:  SENIOR VICE PRESIDENT AND
                                                             CHIEF FINANCIAL OFFICER